UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
The Vita Coco Company, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE & PROXY STATEMENT
Annual Meeting of Stockholders
June 3, 2025
9:00 a.m. (Eastern Time)
THE VITA COCO COMPANY, INC.
250 PARK AVENUE SOUTH, 7TH FLOOR
NEW YORK, NEW YORK 10003

April 23, 2025
To Our Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of The Vita Coco Company, Inc. (the “Company”) at 9:00 a.m. Eastern Time, on Tuesday, June 3, 2025. The Annual Meeting will be a completely virtual meeting conducted via live webcast.
The Notice of Meeting and Proxy Statement on the following pages describes the matters to be presented at the Annual Meeting. Please see the section called “Who can attend the Annual Meeting?” on page 5 of the Proxy Statement for more information about how to attend the meeting online.
Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to virtually attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy.
Thank you for your support.
Sincerely,
Martin Roper
Chief Executive Officer

250 Park Avenue South, 7th Floor New York, New York 10003
To Our Stockholders
Notice of Annual
Meeting of
Stockholders
Date:
Tuesday, June 3, 2025
Time:
9:00 a.m. Eastern Time
Place:
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COCO2025

YOUR VOTE IS IMPORTANT
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now online will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
The Annual Meeting of Stockholders (the “Annual Meeting”) of The Vita Coco Company, Inc., a Delaware public benefit corporation (the “Company”), will be held at 9:00 a.m. Eastern Time on Tuesday, June 3, 2025. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COCO2025 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

To elect Aishetu Fatima Dozie, Martin Roper and John Zupo as Class I Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
To hold an advisory vote on executive compensation; and
To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.
You are receiving this Proxy Statement because you were a shareholder of record of our common stock as of the close of business on April 7, 2025 and are entitled to notice and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to Alison Klein, General Counsel and Secretary, at shareholders@thevitacococompany.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
By Order of the Board of Directors
Alison Klein
General Counsel and Secretary
New York, New York
April 23, 2025

Proxy Statement
Important Notice Regarding the
Availability of Proxy Materials for the Stockholder Meeting to
be held on Tuesday,
June 3, 2025
This Proxy Statement and our 2024 Annual Report to Stockholders are available at https://www.proxyvote.com/.
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Vita Coco Company, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Tuesday, June 3, 2025 at 9:00 a.m. Eastern Time (the “Annual Meeting”), and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COCO2025 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or o n the instructions that accompanied your proxy materials.
Holders of record of shares of our common stock, $0.01 par value per share, as of the close of business on April 7, 2025 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. As of the Record Date, there were 56,931,235, shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.
This Proxy Statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2024 (the “2024 Annual Report”) will be provided on or about April 23, 2025 to our stockholders as of the Record Date.
In this Proxy Statement, “Vita Coco”, “Company”, “we”, “us”, and “our” refer to The Vita Coco Company, Inc.
Proposals
At the Annual Meeting, our stockholders will be asked:

To elect Aishetu Fatima Dozie, Martin Roper and John Zupo as Class I Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
To hold an advisory vote on executive compensation; and
To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

The Vita Coco Company, Inc.	1	2025 Proxy Statement

Recommendations of the Board
The Board of Directors of the Company (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board recommends that you vote:
•FOR the election of Aishetu Fatima Dozie, Martin Roper, and John Zupo as Class I Directors;
•FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•FOR the approval, on an advisory basis, of the compensation of our named executive officers.
If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Information About This Proxy Statement
Why you received this Proxy Statement. You are viewing or have received these proxy materials because Vita Coco’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.
Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Vita Coco is making this Proxy Statement and its 2024 Annual Report available to its stockholders electronically via the Internet. On or about April 23, 2025, we commenced mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this Proxy Statement and our 2024 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and 2024 Annual Report.
The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

The Vita Coco Company, Inc.	2	2025 Proxy Statement

Forward-Looking Statements. This Proxy Statement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Exchange Act as well as protections afforded by other federal securities laws. All statements other than statements of historical or current facts, including statements regarding our plans and goals (including statements regarding our environmental, social, and other sustainability plans, goals, commitments and strategies), made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2024 Annual Report and in our subsequent SEC filings, which are available at http://www.sec.gov. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document. We undertake no obligation to revise or update any of the forward-looking statements or information, which speak as of their respective dates.

The Vita Coco Company, Inc.	3	2025 Proxy Statement

Questions and Answers about the 2025 Annual Meeting of Stockholders
Who is entitled to vote at the Annual Meeting?
The Record Date for the Annual Meeting is April 7, 2025. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of common stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 56,931,235 shares of common stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or brokerage firm to obtain your 16-digit control number or otherwise vote through the bank or brokerage firm.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, online or by proxy, of the holders of a majority in voting power of the common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

The Vita Coco Company, Inc.	4	2025 Proxy Statement

Who can attend the Annual Meeting?
As part of our continuing effort to increase accessibility and provide an efficient way for our stockholders to attend the Annual Meeting, Vita Coco has again decided to hold the Annual Meeting entirely online this year. You may attend the Annual Meeting online only if you are a Vita Coco stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/COCO2025. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our amended and restated bylaws (the “Amended and Restated Bylaws”) to adjourn the meeting, without the vote of stockholders.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?
Stockholders of Record. If you are a stockholder of record, you may vote:

By Internet You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;	By Telephone You can vote by telephone by calling1-866-540-7095 and following the instructions on the proxy card;	By Mail You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
Electronically at the Annual Meeting
If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

The Vita Coco Company, Inc.	5	2025 Proxy Statement

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on June 2, 2025. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

Can I change my vote after I submit my proxy?
Yes. If you are a registered stockholder, you may revoke your proxy and change your vote:
•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of Vita Coco prior to or at the Annual Meeting; or
•by voting online at the Annual Meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting by obtaining your 16-digit control number or otherwise voting through the bank or broker.

The Vita Coco Company, Inc.	6	2025 Proxy Statement

Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 2 of this Proxy Statement, as well as with the description of each proposal in this Proxy Statement.

Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Why hold a virtual meeting?
As part of our effort to increase accessibility and provide an efficient way for our stockholders to attend the Annual Meeting, we believe that hosting a virtual meeting this year is in the best interest of the Company and its stockholders. A virtual meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/COCO2025. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you intend to join the live webcast, you should ensure that you have a strong Wi-Fi or internet connection.
In the event technical issues or other events delay or disrupt our ability to convene the Annual Meeting for longer than 30 minutes, we will make an announcement on the “Investor Relations” section of our corporate website at https://investors.thevitacococompany.com/, regarding a date, time and place for reconvening the Annual Meeting. In the event of disorder, technical malfunction or other significant problem that disrupts the Annual Meeting, the chair of the meeting may adjourn, recess, or expedite the Annual Meeting, or take such other action as the chair of the meeting determines is appropriate in light of the circumstances.

The Vita Coco Company, Inc.	7	2025 Proxy Statement

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/COCO2025

Will there be a question and answer (“Q&A”) session during the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”

The Vita Coco Company, Inc.	8	2025 Proxy Statement

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes

Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three (3) nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.	Votes withheld and broker non-votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect.

Proposal 3: Advisory Vote on executive compensation

What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?
What are broker non-votes and do they count for determining a quorum?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have no effect on the voting on the other proposals.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner; and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors or the say-on-pay advisory vote. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days following the Annual Meeting.

The Vita Coco Company, Inc.	9	2025 Proxy Statement

Proposals to be Voted on
Proposal 1: Election of Directors
At the Annual Meeting, three Class I Directors are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2028 and until each such director’s respective successor is elected and qualified or until each such director’s earlier death, resignation or removal.
We currently have nine directors on our Board. Our current Class I Directors are Aishetu Fatima Dozie, Martin Roper and John Zupo, who have served on our Board since 2022, 2021 and 2020, respectively. The Board has nominated Ms. Dozie and Messrs. Roper and Zupo for election as Class I Directors at the Annual Meeting.
The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
As set forth in our second amended and restated certificate of incorporation (the “Second Amended and Restated Certificate of Incorporation”), the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I, whose term will expire at the 2025 Annual Meeting of Stockholders and, if elected at the Annual Meeting, whose subsequent term will expire at the 2028 Annual Meeting of Stockholders; Class II, whose term will expire at the 2026 Annual Meeting of Stockholders; and Class III, whose term will expire at the 2027 Annual Meeting of Stockholders. The current Class I Directors are Aishetu Fatima Dozie, Martin Roper and John Zupo; the current Class II Directors are Michael Kirban, John Leahy and Kenneth Sadowsky; and the current Class III Directors are Ira Liran, Eric Melloul and Jane C. Morreau.
Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board, subject to the terms of the investor rights agreement (the “Investor Rights Agreement”), as described below. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Subject to the terms of the Investor Rights Agreement entered into by the Company in connection with our initial public offering (“IPO”) in 2021, our directors may be removed only for cause by the affirmative vote of the holders of capital stock representing at least two-thirds of the voting power of all of the then outstanding shares of capital stock entitled to vote in the election of directors. Pursuant to the Investor Rights Agreement, each of Verlinvest Beverages SA (“Verlinvest”), Michael Kirban and Ira Liran shall have the sole right to request that one or more of their respective designated directors, as applicable, tender their resignations as directors of the Board, in each case, with or without cause at any time, by sending a written notice to such director and the Company’s Secretary stating the name of the director or directors whose resignation from the Board is requested.

The Vita Coco Company, Inc.	10	2025 Proxy Statement

The Investor Rights Agreement provides certain of our stockholders with the right to nominate directors for election to our Board for so long as such stockholder beneficially owns a specified percentage of our outstanding capital stock. Pursuant to the terms of the Investor Rights Agreement, Verlinvest initially designated Eric Melloul as a Class III Director, John Leahy as a Class II Director, and Aishetu Fatima Dozie as a Class I Director. Mr. Kirban designated himself as a Class II Director and John Zupo as a Class I Director. Mr. Liran designated himself as a Class III director. See “Corporate Governance—Investor Rights Agreement.” In 2023, Verlinvest sold shares of the Company in connection with two secondary offerings and, as a result, it now holds less than 20% of the Company’s outstanding shares of common stock. Therefore, under the Investor Rights Agreement, Verlinvest currently has the right to nominate one director for election to our Board, which was reduced from three director nominees prior to the offerings. In connection with the 2024 Annual Meeting of Stockholders held on June 4, 2024 (the "2024 Annual Meeting"), Verlinvest has nominated Mr. Melloul as its director nominee under the Investor Rights Agreement.
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as Class I Directors of the persons whose names and biographies appear below. In the event that any of Ms. Dozie and Messrs. Roper and Zupo should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that each of Ms. Dozie and Messrs. Roper and Zupo will be unable to serve if elected. Each of Ms. Dozie and Messrs. Roper and Zupo has consented to being named in this Proxy Statement and to serve if elected.
Vote Required
The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.
Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the election of each of the below Class I Director nominees.

The Vita Coco Company, Inc.	11	2025 Proxy Statement

Nominees For Class I Director (terms to expire at the 2028 Annual Meeting)
The nominees for election to the Board as Class I Directors are as follows:

Name	Age	Served as a Director Since	Position with Vita Coco

Aishetu Fatima Dozie	48	2022	Director
Martin Roper	62	2021	Chief Executive Officer and Director
John Zupo	51	2020	Director
The principal occupations and business experiences for at least the past five years of each Class I Director nominee for election at the Annual Meeting are as follows:

Aishetu Fatima Dozie Age: 48 Director Since: 2022
Aishetu Fatima Dozie has served as a member of our Board since June 2022. Ms. Dozie is the Founder and Chief Executive Officer of Bossy Cosmetics, Inc., a mission-driven cruelty-free and vegan beauty company. Prior to founding Bossy Cosmetics in 2018, Ms. Dozie served as a Fellow at the Distinguished Careers Institute at Stanford University. Previously, Ms. Dozie served as General Manager and Head of Investment Banking, West Africa at Rand Merchant Bank from 2015 until 2017. Prior to Rand Merchant Bank, Ms. Dozie worked for Lehman Brothers Inc., Morgan Stanley, and Standard Chartered Bank as a senior investment banking executive working on transactions in the US, UK, and Sub-Saharan Africa exceeding deal value of $100 billion. Ms. Dozie has also worked at the World Bank in Washington, DC, where she focused on financing businesses in the manufacturing, infrastructure, and service sectors in regions such as Central and South America, Eastern Europe, and Eastern Africa. In addition, Ms. Dozie founded a first-of-its-kind children’s play and activity center in Lagos, Nigeria and authored a children’s picture book entitled “Paloo & Friends in Imaginaria.” Ms. Dozie executive produced an online television series named “African HERstory,” where she interviewed successful female African executives to highlight their impact on the continent’s development. Ms. Dozie holds a BA in Economics from Cornell University and an MBA from Harvard Business School and participated in the Leaders in Development Program at the John F. Kennedy School at Harvard University. She previously served on the board of directors of Altimeter Growth Corp., including as Chair of its compensation committee and a member of the audit committee.
We believe that Ms. Dozie is qualified to serve on the Board as she has significant experience with strategic transactions and investments as well as extensive experience in executive and entrepreneurial roles.

The Vita Coco Company, Inc.	12	2025 Proxy Statement

Martin Roper Age: 62 Director Since: 2021
Martin Roper has served as Chief Executive Officer since May 2022, and as a member of our Board since January 2021. Mr. Roper previously served as Co-Chief Executive Officer from January 2021 until his appointment as Chief Executive Officer in May 2022, and as our President from September 2019 to December 2020. Prior to his time at the Company, Mr. Roper served as Chief Executive Officer of The Boston Beer Company, Inc. (NYSE: SAM), an alcoholic beverage company, from 2001 to 2018, where he oversaw the net revenue growth and diversification of the brand portfolio. Mr. Roper also served as the Chief Operating Officer and Vice President of Manufacturing and Business Development of The Boston Beer Company, Inc. from 1994 to 2001. In addition to his service on our Board, Mr. Roper served as a member of the board of directors of LL Flooring Holdings, Inc. (formerly Lumber Liquidators Inc.), a flooring retail company, from 2006 to 2024. He also served on the board of directors of The Boston Beer Company, Inc. from 2000 to 2018 and on the board of directors of Bio-Nutritional Research Group, Inc., the producer and marketer of Power Crunch energy bars, from 2019 to 2025. Since November 2018, Mr. Roper has served on the board of Financial Information Technologies, LLC (Fintech), a private company providing solutions to alcohol beverage distributors and retailers. In April 2025, Mr. Roper was appointed to the board of MGP Ingredients, Inc. Mr. Roper holds a BA, MA and MEng from Trinity Hall, Cambridge and an MBA from Harvard University.
We believe Mr. Roper’s experience and reputation for growth and innovation of beverage companies, and his knowledge of strategy, finance, public company corporate governance, and general management make him qualified to serve on our Board.

John Zupo Age: 51 Director Since: 2020
John Zupo has served as a member of our Board since January 2020 and was employed by the Company in various roles to advise on strategy from 2018 to 2021. Since 2019, Mr. Zupo has served as the co-founder and Chief Executive Officer of SABX, Inc., a two-sided e-commerce platform by which buyers and sellers can directly communicate and transact with one another. Mr. Zupo has served on the SABX, Inc. board of directors since July 2020. Prior to his time at SABX, Inc., Mr. Zupo served as president of Nestlé Waters North America, Inc., where he was responsible for overall operations including revenues of $4B profit, market share and customer satisfaction as well as president of Nestlé Waters Canada from 2010 to 2013. Mr. Zupo holds a BA and MBA from Westminster University.
We believe Mr. Zupo’s leadership skills, experience advising the Company on strategy since 2018, and his extensive knowledge of the consumer-packaged goods industry make him qualified to serve on our Board.

The Vita Coco Company, Inc.	13	2025 Proxy Statement

Continuing members of the Board of Directors:
Class II Directors (terms to expire at the 2026 Annual Meeting)
The current members of the Board who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with Vita Coco

Michael Kirban	49	2004	Co-Founder, Executive Chairman and Chairman of Board
John D. Leahy	71	2019	Director
Kenneth Sadowsky	62	2006	Director
The principal occupations and business experience for at least the past five years of each Class II Director are as follows:

Michael Kirban Age: 49 Director Since: 2004
Michael Kirban is one of our Co-Founders and has served as Executive Chairman since May 2022 and as Chairman of our Board since our inception in 2004. Mr. Kirban previously served as Chief Executive Officer and Co-Chief-Executive Officer of the Company. Mr. Kirban also previously served on the board of directors of Software Answers Inc., a technology service provider.
We believe Mr. Kirban’s perspective and experience as our Co-Founder and Executive Chairman, as well as his management skills and general knowledge of the food and beverage industry, make him qualified to serve on our Board.

John D. Leahy Age: 71 Director Since: 2019
John D. Leahy has served as a member of our Board since June 2019. Mr. Leahy served as President and Chief Operating Officer of Kind, LLC, a snack food company, from January 2010 to June 2019, and President of Nature’s Bounty Co., a vitamin and nutritional supplement manufacturer, from June 2006 to February 2009. Mr. Leahy also served as a Senior Advisor for Blacksmith Applications, Inc., formerly known as TABS Group Inc., an analytics firm that services the consumer-packaged goods industry, from August 2009 to April 2010. In addition to his service on our Board, Mr. Leahy has served as a strategic advisor for Kvella Foods, a start up CPG company and GoodPops, a popsicle company. Prior to his time at Nature’s Bounty Co., Mr. Leahy held various positions at numerous consumer packaged goods companies, including Nestlé S.A. (SIX: NESN), Johnson & Johnson Services, Inc. (NYSE: JNJ) and Edgewell Personal Care Company (NYSE: EPC). Mr. Leahy holds a BS in Business Administration from Villanova University.
We believe Mr. Leahy’s extensive experience related to the consumer, food and beverage industry, as well as his management skills and experience serving on other company boards, make him qualified to serve on our Board.

The Vita Coco Company, Inc.	14	2025 Proxy Statement

Kenneth Sadowsky Age: 62 Director Since: 2006
Kenneth Sadowsky has served as a member of our Board since 2006. Mr. Sadowsky has served as a US Beverages Advisor for Verlinvest since 2009 and as the Executive Director of the Northeast Independent Distributors Association, a group of independent beverage distributors in the Northeastern United States, since 2008. Mr. Sadowsky has served on the boards of directors of LIFEAID Beverage Co. and Icelandic Glacial Holdings, both health beverage companies, since December 2019 and May 2024, respectively and previously served on the board of directors of Energy Brands Inc. (d/b/a Glacéau), a beverage company and the makers of vitaminwater, smartwater and fruitwater, from 2000 to 2006. Mr. Sadowsky holds a BA from Tulane University.
We believe Mr. Sadowsky’s decades of experience advising beverage companies on sales, distribution, marketing and operational strategies makes him qualified to serve on our Board.

The Vita Coco Company, Inc.	15	2025 Proxy Statement

Class III Directors (terms to expire at the 2027 Annual Meeting)
The current members of the Board who are Class III Directors are as follows:

Name	Age	Served as a Director Since	Position with Vita Coco

Ira Liran	46	2006	Co-Founder and Director
Eric Melloul	56	2008	Director
Jane C. Morreau	66	2021	Director
The principal occupations and business experience for at least the past five years of each Class III Director are as follows:

Ira Liran Age: 46 Director Since: 2006
Ira Liran is one of our Co-Founders and has served as a member of our Board since 2006. He previously served as our Director of Sourcing, a position he held with the Company from February 2007 until October 2021. Mr. Liran holds a BA from Columbia University.
We believe that Mr. Liran is qualified to serve on our Board due to his perspective and knowledge of the Company as our Co-Founder, including his familiarity with the Company’s supply chain and sourcing strategies and experience with corporate strategy.

Eric Melloul Age: 56 Director Since: 2008
Eric Melloul has served as a member of our Board since 2008 and currently serves as our independent lead director. Mr. Melloul serves as Senior Advisor for Verlinvest and previously served as Managing Director from August 2008 until February 2024. He currently serves as Chairman of the board of directors of Oatly Group AB, a food and beverage company, since September 2016, and has served on its remuneration committee since May 2021. Prior to Verlinvest, Mr. Melloul served as Global Marketing VP and China Commercial Head for Anheuser-Busch InBev from 2003 to 2008, and as an Associate Partner at McKinsey & Company from 1999 to 2003. Mr. Melloul has served on the board of directors for Hint Inc., a beverage company, since August 2011 and Mutti S.p.A, a food company, since September 2016. Mr. Melloul holds a MPA from the Kennedy School at Harvard University and a Post Graduate Diploma from the London School of Economics and Political Science.
We believe Mr. Melloul is qualified to serve on our Board due to his significant business, financial and investment experience related to the consumer industry and his experience serving on other public and private company boards.

The Vita Coco Company, Inc.	16	2025 Proxy Statement

Jane C. Morreau Age: 66 Director Since: 2021
Jane C. Morreau has served as a member of our Board since July 2021. From 2014 to July 2021, Ms. Morreau served as Executive Vice President and Chief Financial Officer for Brown-Forman Corporation (NYSE: B-F.B). Prior to becoming Chief Financial Officer, Ms. Morreau served multiple positions at Brown-Forman Corporation, including Senior Vice President, Chief Production Officer and Head of Information Technology from 2013 to 2014, and Senior Vice President of Accounting and Director of Finance, Accounting and Technology from 2008 to 2013, where she directed the financial management of the company’s sales, marketing and production and also the technology functions and operations of the company. Before joining Brown-Forman Corporation, Ms. Morreau worked at Kentucky Fried Chicken Corporation (now known as Yum! Brands) and held a number of financial roles. Ms. Morreau also has served as a member of the board of directors and audit committee of Trulieve Cannabis Corp. (OTCMKTS: TCNNF) since 2021, a member of the board of directors, audit committee, compensation committee and nominating committee of Del Monte Foods Holding Limited since June 2023 and a member of the board of directors of Ole Smoky Distillery since July 2023. Ms. Morreau holds a BS in Commerce with an emphasis in accounting and an MBA from the University of Louisville. Ms. Morreau is a Certified Public Accountant.
We believe Ms. Morreau’s extensive leadership experience as well as her broad knowledge and experience in corporate strategy, finance and accounting, her significant background in the consumer, food and beverage industries and technology and security, and her experience serving on other boards make her qualified to serve on our Board.

The Vita Coco Company, Inc.	17	2025 Proxy Statement

Board Diversity Matrix
Throughout the director selection and nomination process, the Nominating, Environmental, Social and Corporate Governance Committee (the “Nominating and ESG Committee”) and the Board seek to achieve diversity within the Board with a broad array of viewpoints and perspectives that are representative of our global business. The Nominating and ESG Committee adheres to the Company’s philosophy of maintaining an environment free from discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity, age, national origin, disability, veteran status or any other protected category under applicable law. This process is designed to provide that the Board includes members with diverse backgrounds, perspectives and experience, including appropriate financial and other expertise relevant to the business of the Company.
The table below reports the diversity of our Board members.
Board Diversity Matrix

Total Number of Directors and Nominees	9
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

The Vita Coco Company, Inc.	18	2025 Proxy Statement

Board Skills and Attributes
The Board looks for its current and potential directors to have a broad range of attributes, viewpoints and experiences that can be leveraged in order to benefit the Company and its shareholders and align with the evolving needs of our long-term business strategy. We believe our three director nominees, along with our other incumbent directors, bring a diverse and well-rounded range of attributes, viewpoints and experiences to the Board. All directors are also expected to possess personal qualities such as leadership skills, strong character, good judgment and a reputation of integrity and adherence to the highest ethical standards.
The matrix below summarizes some of skills and attributes of our current Board members relevant to service on our Board:

	Michael Kirban	John Leahy	Ira Liran	Jane C. Morreau	Aishetu Fatima Dozie	Martin Roper	John Zupo	Eric Melloul	Kenneth Sadowsky

Management and Senior Leadership	•	•	•	•	•	•	•	•	•
Industry Experience	•	•	•	•		•	•	•	•
Sales	•	•	•			•	•		•
Supply Chain	•		•	•	•
Public Company/Corporate Governance	•	•		•	•	•		•	•
Corporate Strategy/M&A	•		•	•	•	•	•	•
Financial Experience/Expertise		•		•	•	•		•
Cybersecurity/Information Technology				•		•	•
Innovation/Product Development	•	•	•		•	•		•	•
Marketing/Digital Commerce/ Consumer Analytics	•	•	•		•	•	•		•

The Vita Coco Company, Inc.	19	2025 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.
Deloitte & Touche LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2024. Neither the accounting firm nor any of its members has any direct or indirect financial interest in, or any connection with, the Company in any capacity other than as our auditors, providing audit and non-audit services. A representative of Deloitte & Touche LLP is expected to attend the 2025 Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.
Vote Required
This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the Ratification of the Appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

The Vita Coco Company, Inc.	20	2025 Proxy Statement

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed the audited consolidated financial statements of The Vita Coco Company, Inc. (the “Company”) for the fiscal year ended December 31, 2024 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Audit Committee
Jane C. Morreau (Chair)
Aishetu Fatima Dozie
John Leahy

The Vita Coco Company, Inc.	21	2025 Proxy Statement

Independent Registered Public Accounting Firm Fees and Other Matters
The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2024 ($)	2023 ($)

Audit Fees	1,400,000	1,648,838
Audit Related Fees	—	—
Tax Fees	12,222	74,056
All Other Fees	2,063	2,063
Total Fees	1,414,285	1,724,957
Audit Fees
Audit fees for the fiscal year ended December 31, 2024 and December 31, 2023 relate primarily to the audit and quarterly reviews of our consolidated financial statements, services that are normally provided in connection with statutory and regulatory filings or engagements, comfort letter consents and reviews of registration statements. In 2023, additional fees for registration statements and related comfort letter consents were $145,000. There were no additional fees for registration statements and related comfort letter consents for 2024.
Audit Related Fees
Audit related fees include fees reasonably related to the performance of the audit or review of our financial statements, which are not already reported under Audit Fees.
Tax Fees
Tax fees for the fiscal year ended December 31, 2024 and 2023 include professional services rendered for tax compliance, tax advice and tax planning.
All Other Fees
All other fees include professional services rendered that are not reflected in the other categories, including licensing fees paid for accounting research software.

The Vita Coco Company, Inc.	22	2025 Proxy Statement

Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted a policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved (the “Pre-Approval Policy”). The Pre-Approval Policy generally provides that we will not engage Deloitte & Touche LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either: (i) explicitly approved by the Audit Committee (“specific pre-approval”); or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by Deloitte & Touche LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee may review and pre-approve the services (and related fee levels or budgeted amounts) that may be provided by Deloitte & Touche LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

The Vita Coco Company, Inc.	23	2025 Proxy Statement

Executive Officers
The following table identifies our current executive officers:

Name	Age	Position

Michael Kirban(1)	49	Co-Founder, Executive Chairman, Board Chairman
Martin Roper(2)	62	Chief Executive Officer, Director
Corey Baker(3)	53	Chief Financial Officer
Jonathan Burth(4)	43	Chief Operating Officer
Jane Prior(5)	46	Chief Marketing Officer
Charles van Es(6)	48	Chief Sales Officer
1.See biography on page 14 of this Proxy Statement.
2.See biography on page 13 of this Proxy Statement.
3.Corey Baker has served as our Chief Financial Officer since March 2023. Mr. Baker served as Senior Vice President, Global Finance at PepsiCo, Inc. (“PepsiCo”) since December 2022, Chief Financial Officer for International & Global Commercial and Corporate Planning since January 2022, Vice President & Chief Financial Officer, PepsiCo Global Groups from January 2019 to January 2022, Vice President & Chief Financial Officer, PepsiCo Beverages Canada from June 2016 to January 2019, and multiple other leadership positions in finance at PepsiCo since 2006. Prior to his global roles, he held a variety of roles in the North American Organization, including working in the U.S. & Canada with its juice brands and acting as CFO, PepsiCo Beverages Canada. Mr. Baker holds a BA from Stonehill College and is a graduate of PepsiCo’s Impact Program at the University of Chicago’s Booth School of Business.
4.Jonathan Burth has served as our Chief Operating Officer since 2016, and has served in various capacities since joining the Company in 2007, including most recently as Vice President of Supply Chain from 2011 to 2016 and as Director of Finance from 2008 to 2010. Before joining the Company, Mr. Burth served as a trainee at UBS from June 2006 to June 2007. He also serves on the board of directors for Madecasse LLC, a chocolate manufacturer, a position he has held since June 2018. Mr. Burth holds an MA in International Business from the Grenoble Graduate School of Business.
5.Jane Prior has served as our Chief Marketing Officer since April 2019. Ms. Prior has previously held various other marketing positions at the Company since 2009, EVP, Global Brand Strategy & Development from August 2014 to March 2019 and Vice President, U.S. Marketing from 2011 to 2014. Prior to her time with the Company, Ms. Prior served as Director of Marketing for the New York Red Bulls, a Major League Soccer team, from 2006 to 2008, and as Manager of Marketing and Communications at Maxim Sports Marketing from 2002 to 2006. Since August 2024, she serves on the board of directors of Pip & Nut Ltd., a nut butter and snack manufacturer. In 2019, Ms. Prior was included on the Forbes “CMO Next” list. Ms. Prior holds a Bachelor of Commerce from University College Dublin and an MA in Business Studies from the Michael Smurfit Graduate School of Business at University College Dublin.
6.Charles van Es has served as our Chief Sales Officer since October 2019. Mr. van Es previously served as our Vice President of Marketing from June 2016 to September 2019. Prior to his time at the Company, from October 2003 to May 2016, Mr. van Es served in various marketing roles at Heineken N.V., a Dutch alcoholic beverage company, including Senior Director of Portfolio Brands from 2013 to 2015. Mr. van Es holds an MBA from Columbia University and an MSc in Chemical Engineering from the Delft University of Technology.

The Vita Coco Company, Inc.	24	2025 Proxy Statement

Corporate Governance
General
Our Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”), a code of business conduct and ethics (the “Code of Business Conduct and Ethics”), and charters for our Nominating and ESG Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics in the “Corporate Governance” section of our website located at https://investors.thevitacococompany.com, or by writing to our Corporate Secretary at our office at 250 Park Avenue South, 7th Floor, New York, New York 10003.
Board Composition
Our Board currently consists of nine members: Aishetu Fatima Dozie, Michael Kirban, John Leahy, Ira Liran, Eric Melloul, Jane C. Morreau, Martin Roper, Kenneth Sadowsky and John Zupo.
As set forth in our Second Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expiring will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the Board, subject to the terms of the Investor Rights Agreement. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Subject to the terms of the Investor Rights Agreement, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of our capital stock entitled to vote in the election of directors.
The Board, in consultation with the Nominating and ESG Committee, has determined that a classified board structure continues to be appropriate for the Company. Our future success depends in significant part on the in-depth knowledge of our business and operations by our directors. We believe that a classified board, with responsible refreshment, promotes stability, continuity and experience among our directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success. We believe our classified board structure remains the appropriate structure at this point in time due to the circumstances described above, and we intend to review this topic annually.
Investor Rights Agreement
In connection with our IPO in 2021, we entered into the Investor Rights Agreement pursuant to which certain of our stockholders have the right to nominate directors for election to our Board for so long as such stockholder beneficially owns a specified percentage of our outstanding capital stock. Pursuant to the terms of the Investor Rights Agreement: (i) Verlinvest is entitled to nominate (a) three directors for election to our Board for so long as it holds, directly or indirectly, in the aggregate at least 30% or more of our outstanding common stock, (b) two directors for election to our Board for so long as it holds, directly or indirectly, less than 30% but at least 20% of our outstanding common stock, and (c) one director for election to our Board for so long as it holds, directly or indirectly, less than 20% but at least 10% of our outstanding common stock; (ii) Michael Kirban, our Co-Founder, Executive Chairman and Chairman of the Board, is entitled to nominate (a) two directors for election to our Board for so long as he holds, directly or indirectly, together with his affiliates and certain permitted transferees, at least 2.5% or more of our outstanding common stock, and (b) one director for election to our Board until the later of such time as Mr. Kirban (1) ceases

The Vita Coco Company, Inc.	25	2025 Proxy Statement

to be employed by the Company and (2) together with his affiliates and certain permitted transferees, beneficially owns, directly or indirectly, less than 1% of our outstanding common stock; and (iii) Ira Liran, our co-founder and member of our Board, is entitled to nominate one director for election to our Board from time to time and until the later of such time as Mr. Liran (a) ceases to be employed by the Company, and (b) together with his affiliates and certain of his permitted transferees, beneficially owns, directly or indirectly, less than 1% of our outstanding common stock.
Furthermore, each of Verlinvest, Michael Kirban and Ira Liran shall have the sole right to request that one or more of their respective designated directors, as applicable, tender their resignations as directors of the Board, in each case, with or without cause at any time, by sending a written notice to such director and the Company’s Secretary stating the name of the director or directors whose resignation from the Board is requested (the “Removal Notice”). If the director subject to such Removal Notice does not resign within thirty days from receipt thereof by such director, Verlinvest, Michael Kirban and Ira Liran, as holder of common stock, the Company and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Company’s stockholders, shall thereafter take all necessary action, including voting in accordance with the Investor Rights Agreement to cause the removal of such director from the Board (and such director shall only be removed by the parties to the Investor Rights Agreement in such manner as provided).
Pursuant to the terms of the Investor Rights Agreement, Verlinvest previously designated Eric Melloul as a Class III Director, John Leahy as a Class II Director, and Aishetu Fatima Dozie as a Class I Director. Mr. Kirban designated himself as a Class II Director and John Zupo as a Class I Director. Mr. Liran designated himself as a Class III director. During 2023, in connection with two secondary offerings, Verlinvest sold a total of 9,750,000 shares of the Company’s outstanding common stock, resulting in a reduction in its shares held from approximately 36.6% to 19.1% of the Company’s outstanding common stock. As a result of this decrease in the shares held, Verlinvest's right to nominate three directors for election under the Investor Rights Agreement was reduced to the right to nominate one director for election. In connection with the 2024 Annual Meeting, Verlinvest nominated Eric Melloul, a Class III Director, as its nominee under the Investor Rights Agreement. Although Ms. Dozie and Mr. Leahy were originally designated by Verlinvest as two of its three director nominees, the Nominating & ESG Committee has reviewed and reclassified the status of these directors.
Director Independence
Aishetu Fatima Dozie, John Leahy, Ira Liran, Eric Melloul, Jane C. Morreau, Kenneth Sadowsky and John Zupo each qualify as “independent” in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of their family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regards to each director’s business and personal activities and relationships as they may relate to us and our management, including that Eric Melloul is affiliated with one of our significant stockholders. There are no family relationships among any of our directors or executive officers.
Director Candidates
Subject to the contractual rights under the Investor Rights Agreement, the Nominating and ESG Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and ESG Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and ESG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and ESG Committee reviews the backgrounds of those candidates, evaluates

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candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and ESG Committee for candidates for election as a director.
In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and ESG Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; financial expertise, diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and ESG Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
Stockholders may recommend individuals to the Nominating and ESG Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and ESG Committee, c/o Secretary, The Vita Coco Company, Inc., 250 Park Avenue South, 7th Floor, New York, New York 10003. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis and in accordance with our Bylaws, the Nominating and ESG Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Board Leadership Structure
Our Board is currently chaired by Michael Kirban, our Executive Chairman. Our Corporate Governance Guidelines provide that, if the chairperson of the Board is a member of management or does not otherwise qualify as independent, the independent directors of the Board may elect an independent lead director. Eric Melloul currently serves as our independent lead director. The independent lead director’s responsibilities include, but are not limited to: presiding over all meetings of the Board at which the chairperson is not present, including any executive sessions of the independent directors; providing input on Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer (“CEO”) and chairperson of the Board.
The Board believes that Mr. Melloul’s significant business, financial and investment experience along with experience on other private and public company boards allows Mr. Melloul to provide leadership and help guide the Board’s independent oversight of the Company’s risk exposure through the lead director role in acting as a liaison between the independent directors, non-management directors, CEO, and Chair of the Board, providing input to the Chair with respect to information provided to the Board and advising on Board meeting schedules and agendas.
Our Board believes that our current leadership structure promotes effectiveness, encourages independent viewpoints and allows for proper oversight. Our Board has determined that combining the roles of Chair of the Board and Executive Chairman is in the best interests of our Company and its stockholders at this time because it promotes unified leadership by Mr. Kirban and allows for a single, clear focus for management to execute the Company’s strategy and business plans. For these reasons and because of the strong leadership of Mr. Kirban, our Board has concluded that our current leadership structure is appropriate at this time.

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Our Corporate Governance Guidelines provide flexibility for our Board to modify our leadership structure and our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Role in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board and through the existing committees. In particular, our Board is responsible for monitoring and assessing our overall enterprise risk management process and procedures and risk exposure and our Audit Committee is responsible for overseeing our enterprise risk management (“ERM”) program, including financial, fraud, data systems and cybersecurity risk exposures, monitoring compliance with legal and regulatory requirements and also considering, approving, disapproving or ratifying any related person transactions. For details on the Board’s and the Audit Committee’s oversight of technology and cybersecurity risks, see our 2024 Annual Report. Our Nominating and ESG Committee monitors the effectiveness of the Corporate Governance Guidelines, corporate governance risks and risk associated with our environmental, social, and governance (“ESG”) programs. For details on the Board’s and the Nominating and ESG Committee’s oversight of ESG matters, see our 2024 Annual Report. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
Generally, the Board, its committees, management and our internal audit function manage the risks for the Company from a long-term perspective, but evaluate risks over a shorter or intermediate term to the extent these risks could impact our Company or its long-term prospects. From time to time, third-party experts are also consulted as part of this risk-assessment process.
Board Self-Assessment Process
Annually, the Board conducts a formal review process to assess the performance of the Board and each committee of the Board and the existing skill sets represented on the Board. The Nominating & ESG Committee oversees the annual review process. The self-assessment is conducted to identify opportunities for improvement and skill set needs to ensure that the Board, its committees, and individual directors have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each director completes surveys to provide feedback on the Board processes and also completes a skill set questionnaire. Results are aggregated and summarized for discussion purposes. Responses to the survey on Board performance are not attributed to any individual director and are kept confidential to ensure honest and candid feedback is received. The results are compiled, and the Nominating and ESG Committee reviews the self-assessment results and discusses opportunities and makes recommendations for improvement as appropriate with the full Board, which implements any improvements that are identified. The Board members also provide an assessment of the experience, skills and attributes they bring to their service on the Board.
Board Orientation and Continuing Education
We have a comprehensive orientation program for new directors with respect to their role as directors and as members of applicable Board committees. This orientation program includes one-on-one meetings with senior management to learn about the Company’s business, financial performance, strategic plans, and corporate governance policies and practices. We also offer Board members opportunities to participate in continuing education programs at the Company’s expense to assist in enhancing their skills and knowledge to better perform their duties. Furthermore, as part of long-term planning for committee membership,

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we provide directors the opportunity to attend and monitor meetings of committees on which they do not sit but have an interest in joining, and have provided an overlap period for new committee members to serve a time in conjunction with the committee members rolling off in order to comprehensively onboard them to new committees.
Attendance by Members of the Board of Directors at Meetings
There were four regular meetings of the Board during the fiscal year ended December 31, 2024. The Board also met informally from time to time to discuss particular matters of interest. During such year, each current director attended 100% of the aggregate of: (i) all formal meetings of the Board during their service; and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.
Under our Corporate Governance Guidelines, which is available on our website at https://investors.thevitacococompany.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting.
We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will participate in the virtual meeting. Each current director attended the Company’s 2024 Annual Meeting.
Executive Sessions
The non-management members of the Board meet in regularly scheduled executive sessions, with the Lead Independent Director presiding. The Board Committees also meet in scheduled executive sessions on a regular basis.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of John Zupo, Eric Melloul, Kenneth Sadowsky and John Leahy. The chair of our Compensation Committee is John Zupo. None of the members of our Compensation Committee are currently, or have at any time, been one of the Company’s officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Board’s Role in Human Capital Management
Our Board believes that human capital management and talent development are vital to our success. We strive to create a diverse and inclusive workplace with meaningful opportunities that will attract and retain talented employees. Our Board supports management in leadership development and succession planning and has primary responsibility for succession planning for the CEO. To assist in succession planning, the CEO annually provides the Board with an assessment of senior managers and their potential to succeed to the position of CEO, developed in consultation with the Compensation Committee. The Board regularly engages with members of the executive team and other high potential employees at Board and Committee meetings and other professional and social opportunities allowing for engagement and connection.
Environmental, Social and Governance
We operate as a Delaware public benefit corporation (“PBC”), and, therefore, our operational decision-making goes beyond solely maximizing shareholder value. Our public benefit purpose, which is stated in our Second Amended and Restated Certificate of Incorporation, is harnessing, while protecting, the environment and natural resources for the betterment of the world

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and its inhabitants by creating ethical, sustainable, better-for-you beverages and consumer products that not only uplift our communities, but that do right by our planet. Furthermore, in order to advance the best interests of those materially affected by the corporation’s conduct, we intend that our business and operations create a material positive impact on society, taken as a whole. The Company is also designated as a Certified B Corporation, a certification reserved for businesses that balance profit and purpose to meet the highest verified standards of social and environmental performance, public transparency and legal accountability.
Our ESG framework furthers our PBC mission and our goal to produce ethical, sustainable, and nourishing beverage and consumer good products. The Nominating and ESG Committee oversees the Company’s efforts, such as policies, programs, and strategies, with regard to ESG matters and receives reports from management regarding the Company’s progress in promoting its stated public benefits to determine if any such action is needed or should be recommended to the Board. The Board and its Nominating and ESG Committee are actively involved in aligning the Company’s public benefit purpose to this ESG strategy by focusing on three pillars: (i) protecting natural resources; (ii) building thriving communities; and (iii) championing health and wellness. The Company issues an annual Impact Report that reports on progress against these three pillars and the Company’s ESG goals. More information on our ESG initiatives can be found in our Impact Reports at https://investors.thevitacococompany.com.
Code of Business Conduct and Ethics
We have a written Code of Business Conduct and Ethics that applies to our directors, officers, employees, contractors and consultants, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on our website, https://investors.thevitacococompany.com under “Corporate Governance.” In addition, we intend to post on our website all disclosures that are required by law or the rules of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Communications from Stockholders
The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as she considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chairman of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
Communications directed to the Board or individual directors are reviewed to determine whether, based on the facts and circumstances of the communication, a response on behalf of the Board or an individual director is appropriate. If a response on behalf of the Board or an individual director is appropriate, our management may assist the Board or individual director in gathering all relevant information and preparing a response.
Stockholders who wish to send communications on any topic to the Board should address such communications to the Board in writing: c/o Secretary, The Vita Coco Company, Inc., 250 Park Avenue South, 7th Floor, New York, New York 10003.

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Committees of the Board
Our Board has established three standing committees—Audit Committee, Compensation Committee, and Nominating and ESG Committee—each of which operates under a written charter that has been approved by our Board.
The current members of each of the Board committees and committee Chairs are set forth in the following chart.

Name	Audit	Compensation	Nominating and ESG

Aishetu Fatima Dozie	X		X
John Leahy	X	X
Ira Liran			X
Eric Melloul		X
Jane C. Morreau	Chair		X
Kenneth Sadowsky		X	Chair
John Zupo		Chair
Following the Annual Meeting, Mr. Sadowsky will roll off the Compensation Committee and Ms. Morreau will roll off the Nominating & ESG Committee, so that each Chair of a committee will serve on one committee and all committees will have three members.
Audit Committee
Our Audit Committee’s responsibilities include:
•appointing, approving the fees of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•pre-approving any audit or non-audit services;
•reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•coordinating our Board’s oversight of our internal control over financial reporting, disclosure controls and procedures;
•reviewing the Company’s Code of Business Conduct and Ethics and the Company’s procedures to enforce the same and to ensure that any complaints are received, investigated and concluded;
•overseeing our enterprise risk management processes and procedures, including financial and cybersecurity-related risks;
•overseeing the internal audit function and meeting independently with our internal auditing staff, registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions; and
•preparing the Audit Committee report required by the SEC rules (which is included on page 21 of this Proxy Statement).

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The Audit Committee charter is available on our website at https://investors.thevitacococompany.com. The current members of the Audit Committee are Aishetu Fatima Dozie, John Leahy and Jane C. Morreau. Ms. Morreau serves as the Chair of the Audit Committee.
Our Nominating & ESG Committee and Board have affirmatively determined that each of Ms. Dozie, Mr. Leahy and Ms. Morreau is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act and the Nasdaq Rules, including those related to Audit Committee membership.
Each current member of our Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules. In addition, our Board has determined that Ms. Morreau and Ms. Dozie each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and under the similar Nasdaq Rules requirement that the Audit Committee have a financially sophisticated member.
The Audit Committee met twelve times, including five executive session-only meetings and four special meetings, during the fiscal year ended December 31, 2024.
Compensation Committee
Our Compensation Committee is responsible for assisting the Board in the discharge of its responsibilities relating to the compensation of our executive officers. In fulfilling its purpose, our Compensation Committee has the following principal duties:
•reviewing and approving corporate goals and objectives relevant to the compensation of our Executive Chairman and CEO, evaluating the performance of the Executive Chairman and CEO in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Executive Chairman and CEO;
•reviewing and setting, or making recommendations to our Board for, the compensation of our other executive officers, including equity grants, including approval of employment and severance agreements;
•making recommendations to our Board regarding the compensation of our directors;
•reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements;
•succession planning for the Executive Chairman and CEO positions and other executive officer roles;
•appointing and overseeing any compensation consultants; and
•preparing the Compensation Committee report when required by the SEC rules.
Pursuant to the Compensation Committee’s charter, which is available on our website at https://investors.thevitacococompany.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. In 2024, the Compensation Committee engaged Pearl Meyer & Partners, LLC, a compensation consulting firm (“Pearl Meyer”), to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors, to identify peer companies for compensation benchmarking purposes and to advise on equity compensation, including the structure of equity grants and equity incentive plan burn rates. Pearl Meyer reported directly to the Compensation Committee and attended one Compensation Committee meeting in 2024. In connection with this engagement, the Compensation Committee considered the adviser independence factors required under SEC rules as they relate to Pearl Meyer and determined that Pearl Meyer’s work did not raise a conflict of interest.
The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans.

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The members of our Compensation Committee are John Leahy, Eric Melloul, Kenneth Sadowsky and John Zupo and Mr. Zupo serves as the Chair. Mr. Sadowsky is expected to roll off the Compensation Committee after the 2025 Annual Meeting. Messrs. Leahy, Melloul, Sadowsky and Zupo each qualify as independent directors under Nasdaq’s heightened independence standards for members of a compensation committee and each of Messrs. Leahy, Sadowsky and Zupo is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. The Compensation Committee has created a sub-committee consisting of the “non-employee directors” to approve equity awards of officers designated under Section 16 of the Exchange Act.
The Compensation Committee met four times, including one special meeting, during the fiscal year ended December 31, 2024.
Nominating & ESG Committee
Our Nominating and ESG Committee’s responsibilities include:
•identifying individuals qualified to become board members and ensuring that the Board has the requisite expertise and members with sufficiently diverse and independent backgrounds;
•recommending to our Board the persons to be nominated for election as directors and to each board committee;
•assessing the independence of Board members and compliance with Nasdaq and SEC rules on an annual basis;
•developing and recommending changes to our Board Corporate Governance Guidelines from time to time;
•reviewing and discussing corporate governance disclosures and practices;
•overseeing the Company’s efforts with regard to ESG matters, including oversight over the Company’s policies, programs and strategies related to environmental stewardship, responsible investment, corporate citizenship, human rights, human capital management and other social and public matters of significance;
•overseeing the progress of the Company in promoting its stated public benefits and take any such actions, or recommending to the Board such other actions, in support of the Company’s status as a PBC; and
•overseeing a periodic self-evaluation of our Board and its committees.
The Nominating and ESG Committee is responsible for identifying, evaluating and recommending qualified candidates to the Board and it regularly assesses the needs of the Board to help ensure that directors possess an appropriate mix of skills considering the Company’s current and anticipated strategic needs. In addition, the Board believes that varying tenures and perspectives create a balance between directors with a deeper knowledge of the Company’s business and operations, and directors who bring new and fresh perspectives, which is important to the effectiveness of the Board’s oversight of the Company.
When assessing desired characteristics, skills and backgrounds, the Nominating and ESG Committee considers, among other things, the Board’s current skill set, the Company’s long-term strategic objectives, potential director retirements and director feedback provided in connection with the Board’s annual self-assessment process. The Board believes that diversity, including differences in backgrounds, qualifications, experiences and personal characteristics, including gender and ethnicity/race, are important to the effectiveness of the Board’s oversight of the Company, and considers diversity as a factor when evaluating and recommending potential nominees. The Board believes that its criteria for selecting nominees are effective in promoting diversity.
The Nominating and ESG Committee charter is available on our website at https://investors.thevitacococompany.com. The members of our Nominating and ESG Committee are Aishetu Fatima Dozie, Ira Liran, Jane C. Morreau and Kenneth Sadowsky. Ms. Morreau is expected to roll off the Nominating and ESG Committee after the Annual Meeting. The Nominating and ESG Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Each member of the Nominating and ESG Committee is considered independent under the Nasdaq Rules.
The Nominating and ESG Committee met four times during the fiscal year ended December 31, 2024.

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Proposal 3: Advisory Approval of Executive Compensation
Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers (“NEOs”) disclosed in the “Executive and Director Compensation” section beginning on page 36 of this Proxy Statement. While this vote is non-binding, we value the opinions of our shareholders and, consistent with our record of shareholder engagement, will consider the outcome of the vote when making future compensation decisions.
In considering your vote, we invite you to review the Compensation Discussion and Analysis, including the accompanying compensation tables and narrative discussion, beginning on page 36 of this Proxy Statement. As described in the Compensation Discussion and Analysis, we believe that the Company’s executive compensation programs effectively align the interests of our NEOs with those of our shareholders by linking a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation designed to recruit, retain, and motivate talented executives critical to the Company’s long-term success. We believe that the total compensation opportunities for our NEOs – including base salary, annual incentives, and long-term equity awards – created strong alignment between executive compensation and performance outcomes in 2024, as more fully described in the Pay Versus Performance section below.
The Board has adopted a policy of providing annual advisory approvals of the compensation of our NEOs, which was approved by the stockholders in an advisory vote at the Company's 2024 Annual Meeting.
Because the vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and the Board value the opinions of the Company’s stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, the Compensation and Benefits Committee and the Board will consider stockholders’ concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.
We are asking our shareholders to vote FOR, in an advisory vote, the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed under “Compensation Discussion and Analysis” pursuant to Item 402 of Regulation S-K, including the accompanying compensation tables and narrative disclosure contained in this proxy statement, is hereby APPROVED.”

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote FOR the approval of the Company’s executive compensation.

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Delinquent Section 16(a) Reports
Our Section 16 officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC and Nasdaq. Based solely upon a review of copies of those reports, other documents furnished to us and written representations that no other reports were required, we believe that, for the year ended December 31, 2024, all filing requirements applicable to officers and directors have been completed on a timely basis, except for one Form 4 that was filed late on January 13, 2025 for Martin Roper, our Chief Executive Officer (“CEO”), regarding shares donated to a donor-advised fund for charitable purposes by his spouse in November 2024, due to a clerical error.

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Executive and Director Compensation
Compensation Discussion and Analysis
This section explains the guiding principles, policies and practices upon which our executive compensation program is based. Based on compensation paid in 2024, our NEOs and their positions were as follows:

Name	Title

Michael Kirban	Co-Founder & Executive Chairman
Martin Roper	Chief Executive Officer
Jonathan Burth	Chief Operating Officer
Corey Baker	Chief Financial Officer
Charles van Es	Chief Sales Officer
Executive Summary
Fiscal 2024 Performance Highlights
We achieved strong performance in 2024 in a dynamic environment due to our focus on driving long term growth and expansion of the coconut water category and our brands. The financial performance highlights identified in the bullets below are closely tied to the performance metrics of our compensation program:
•Net sales increased by $22 million, or 4.5%, to $516 million for the year ended December 31, 2024, compared to $494 million for the year ended December 31, 2023.
•Adjusted EBITDA for the year ended 2024 was $84 million, compared to $68 million in 2023. The increase in Adjusted EBITDA was primarily driven by strong net sales growth and gross margin improvement, which was driven by higher volumes, net pricing improvement and lower domestic transportation costs, partially offset by elevated transportation costs relating to ocean freight.
“Adjusted EBITDA” is a non-GAAP financial measure that is defined as our net income before interest, taxes, depreciation, and amortization adjusted to eliminate the impact of certain items, including certain non-cash and other items, that we do not consider representative of our ongoing operating performance. For additional detail on the reconciliation from EBITDA to Adjusted EBITDA see “Non-GAAP Financial Measures” on page 49 of our 2024 Annual Report
Other financial highlights include:
•Net income was $56 million, or $0.94 per diluted share for the year ended 2024, compared to $47 million, or $0.79 per diluted share in the prior year.
•Our stock price at the end of fiscal year 2024 was $36.91, an increase of approximately 44% from the start of 2024.
Compensation Philosophy
The objectives of our executive compensation program are to:
•Motivate our executives to achieve our strategic, operational and financial goals;
•Reward executives for achieving or exceeding financial performance targets;
•Attract and retain exceptional executives; and
•Incentivize practices that result in long-term increased shareholder value.

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Our executive compensation program is focused on Company performance through emphasizing the attainment of financial and operational performance goals to enhance the value of the Company for our stockholders. Our pay mix is primarily comprised of equity and performance-based compensation. Below, the cash portion of compensation reflects 2024 salary plus target bonus compensation and the equity includes performance-based and time-based options, restricted stock units (“RSUs”) and performance-based stock units (“PSUs”):
For our NEOs, we believe a greater portion of total compensation should be at risk, in the form of cash bonus opportunities and equity awards that better align our executive compensation with creating long-term shareholder value. A portion of equity awards to our NEOs only vests upon the achievement of long-term performance goals, further aligning compensation with performance. Collectively, this approach focuses most of the equity grant value on key leadership to drive long term shareholder value creation, and to increase retention of this key group, while still building employee ownership over time. Historically, our incentives and performance vesting criteria have mainly been based on achieving Net Revenue, and Adjusted EBITDA targets, either for the current year, or over a multi-year period. Since 2023, we have added an assessment of the Company’s progress against its ESG goals as a factor that could be applied to modify executive bonus payouts.
We believe that our performance has been driven by leaders who act as a team with an intense desire to win and succeed as a team, and, in particular, the executive leadership team. For those reasons, historically compensation decisions for this leadership team have focused on treating each member similarly as it relates to salary, bonus and equity, while being influenced by benchmarks for senior leadership team members. Since our IPO, we have annually granted our full-time employees an equity grant, as we believe that broad based employee stock ownership contributes to alignment of goals across the organization.
In May 2022, Mr. Kirban transitioned from co-CEO to Executive Chairman and Co-Founder and Mr. Roper became the sole CEO. They continue to have complementary roles and, as such, we have chosen to compensate the two roles at similar rates, guided by competitive market benchmarking.

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Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be around the median of the competitive market, other than in limited circumstances where a deviation may be appropriate based on factors such as expertise and experience, leadership, performance and the competitive landscape.
Executive Compensation Practices
Our compensation program incorporates the following best practices:

What we do…		What we don’t do…

✓	A significant portion of our executive’s compensation is “at-risk” based on corporate performance and the performance of our common stock	✗	No pledging or hedging transactions with respect to Company stock

✓	Annually review the risk profile of our compensation programs	✗	No “single trigger” change in control severance benefits

✓	Maintain oversight by an independent Compensation Committee	✗	No “single trigger” change in control equity acceleration for assumed awards

✓	Align compensation programs with stockholder interests	✗	No tax “gross-ups”

✓	Maintain a clawback policy allowing recovery of cash or equity-based compensation upon material revisions to financial results	✗	No option repricing without shareholder approval

✓	Assess annually, use of equity against benchmarks for burn rate, and cost of equity as a percentage of net revenue and market capitalization

✓	The Committee is advised as needed by an independent compensation consultant

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Elements of Our Executive Compensation Program

Element	Type of Element	Purpose

Base Salary	Fixed	Designed to attract and retain highly talented executives by providing set compensation amounts that are competitive in the market and reward experience and performance

Bonus Compensation	Variable	Designed to incentivize our executives to achieve specific business objectives

Equity Compensation	Variable	Designed to align the interests of our executives and our stockholders by incentivizing them to create long-term stockholder value

Other Benefits and Perquisites	Fixed	Designed to compete with peers and other organizations to retain talent and demonstrate the value we place on the welfare of our employees

Base Salaries
Our NEOs receive a base salary to compensate them for the services they provide to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each year, the Compensation Committee takes into account the foregoing factors as well as the Company’s financial performance, progress against the Company’s ESG goals, individual professional contributions and internal pay equity in setting compensation. In February 2024, our Board and Compensation Committee approved 2024 base salaries for our NEOs, in the amounts next to their name in the chart below, to be effective retroactively to January 1, 2024.

2024 Base Salaries(1) ($)

Michael Kirban	525,000
Martin Roper	525,000
Jonathan Burth	380,000
Corey Baker	375,000
Charles van Es	375,000
1.The actual salaries paid to each NEO for fiscal year 2024 are set forth in the “Summary Compensation Table” below in the column titled “Salary.”
Bonus Compensation
General Design
All of our NEOs are eligible to earn an annual cash bonus award based on the achievement of corporate performance goals, typically based on financials goals for that current financial year. Typically, in the first quarter of each fiscal year, the Compensation Committee approves the corporate performance goals and confirms the target bonus percentages applicable to each executive officer. The target bonus percentages are a percentage of the NEO’s base salary and determined based on position and duties. Annual cash bonus payments are determined after the end of the year and are based on actual performance against each goal, subject to adjustments approved and applied by the Compensation Committee.

The Vita Coco Company, Inc.	39	2025 Proxy Statement

The formula for computing annual bonus payments is as follows:

Base Salary	X	Target Bonus Percentage	X	Corporate Performance Factor	=	2024 Base Salary

Fiscal 2024 Bonus
After a review of the compensation design and benchmark data, no changes were made to the bonus percentages for the NEOs relative to 2023.
The target bonus percentages for the NEOs in 2024 were as follows:

2024 Target Bonus Percentage (% of Base Salary)

Michael Kirban	100
Martin Roper	100
Jonathan Burth	60
Corey Baker	60
Charles van Es	60
The “Corporate Performance Factor” for 2024 is comprised of three financial metrics. The three financial metrics for our executive officers were Adjusted EBITDA, weighted 50%, Total Net Revenue, weighted 25%, and Branded Net Revenue, weighted 25%. This weighting reflects the long-term prioritization of Net Revenue and Adjusted EBITDA growth as measures of Company performance and the addition of Branded Net Revenue as a performance measure given the priorities driving the business and a desire to specifically prioritize branded growth in 2024.
The three performance goals of Adjusted EBITDA, Total Net Revenue and Branded Net Revenue have a minimum, target and maximum performance level. Payouts for each goal could vary between 0% and 200% of target. Although the bonus goals are formulaic by design, awards are subject to adjustment at the sole discretion of the Compensation Committee, based on the occurrence of specified events and a holistic assessment of the performance of the Company, relevant executive and/or the executive team.

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Based upon our overall performance in 2024, in February 2025, our Compensation Committee approved a Corporate Performance Factor of 160.8%, as detailed in the table below:

Performance Metric	Minimum Performance Level	Target Performance Level	Maximum Performance Level	2024 Actual Performance Level

Total Net Revenue	≥0.0%	1.6%	≥7.1%	4.5%
Branded Net Revenue	≥3.5%	7.0%	≥12.5%	9.6%
Adjusted EBITDA(1)	≥ $71 million	$77 million	≥$88 million	$84 million
Corporate Performance Factor	0%	100%	200%	160.8%
1.Adjusted EBITDA is a non-GAAP financial measure that is defined as our net income before interest, taxes, depreciation, and amortization adjusted to eliminate the impact of certain items, including certain non-cash and other items, that we do not consider representative of our ongoing operating performance. For additional detail on the reconciliation from EBITDA to Adjusted EBITDA see “Non-GAAP Financial Measures” on page 49 of our 2024 Annual Report.
ESG Modifier
Since 2023, the Compensation Committee has approved the inclusion of an ESG component in the annual incentive plan. This component is evaluated on a holistic basis by the Compensation Committee based on our progress on our ESG objectives, and represents a non-financial element of our incentive plan that aligns with the Company’s public benefit corporation mission. For 2024, the NEOs’ final bonus payouts could be increased or decreased by up to 10 percentage points under the ESG modifier. Making progress toward these strategic targets is a baseline expectation. The modifier is intended to apply only to achievement well above or below overall expected progress. For 2024, the Compensation Committee did not apply a modifier based on ESG results, reflecting satisfactory progress generally against our goals.
Final Bonus Payouts for Fiscal 2024
The annual bonus payments set forth in the table below are based on 2024 performance and the scoring of the performance goals as described above, and were paid in early 2025.

Named Executive Officer	Base Salary at December 31, 2024 ($)	Target Bonus Amount ($)	Corporate Performance Factor (%)	Resulting Annual Bonus Payout ($)

Michael Kirban	525,000	525,000	160.8	844,200
Martin Roper	525,000	525,000	160.8	844,200
Jonathan Burth	380,000	228,000	160.8	366,624
Corey Baker	375,000	225,000	160.8	361,800
Charles van Es	375,000	225,000	160.8	361,800

The Vita Coco Company, Inc.	41	2025 Proxy Statement

Long-Term Incentive Compensation
Typically, equity grants or long-term performance-based cash awards have been made in the first quarter of each year based on Company performance and individual contribution. Historically, Messrs. Kirban and Roper have been granted stock options only, while the rest of the executive team, including the NEOs, have received a mixture of RSUs and stock options. Some of the historical option grants have included performance-based vesting conditions. We began issuing performance-based vesting RSUs in 2023 to certain NEOs and senior management members, and continued this practice in 2024.
During 2024, we did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards. Equity awards, including stock options, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed based on stock option or other equity grant dates.
2024 Equity Grants
Restricted Stock Units
In February 2024, the Committee approved RSU grants with a grant date fair value of $1.1 million to each of Messrs. Kirban and Roper and $276,000 to each of Messrs. Baker, Burth, and van Es for their service as members of the senior leadership team. In addition to time-based vesting, RSUs are subject to fluctuations of the Company stock price and are intended to directly align the interests of our executives with the long-term interests of the Company and its stockholders and incentivize executives to make decisions aimed at increasing stockholder value. RSUs generally vest ratably over a four-year period, subject to the executive remaining employed by the Company through the applicable vesting date. See the table, “Outstanding equity awards at 2024 year-end” for more details.
Additional RSU grants may be made for purposes of recruiting, promoting, or retaining executives as may be approved by the Compensation Committee.
Stock Options
In February 2024, the Compensation Committee approved stock option grants with a grant value of $660,000 to each of Messrs. Kirban and Roper that are subject to time-based vesting terms and vest ratably over a four-year period, subject to the executive remaining employed by the Company through the applicable vesting date.
In February 2024, the Compensation Committee also approved stock option grants with a grant value of $92,000 to each of Messrs. Baker, Burth, and van Es as members of the senior leadership team. The time-based vesting stock options vest ratably over a four-year period, subject to the executive remaining employed by the Company through the applicable vesting date. See the table, “Outstanding equity awards at 2024 year-end” for more details.
Performance Stock Units
PSUs were also granted in 2024, with a three-year performance period to further reinforce an executive’s accountability for the Company’s future financial and strategic goals and performance by tying a portion of their long-term compensation directly to operating results measured over a number of years. In February 2024, the Compensation Committee approved PSU grants with a grant value of $440,000 to each of Messrs. Kirban and Roper and $92,000 to each of Messrs. Baker, Burth, and van Es as members of the senior leadership team. The PSUs vest only to the extent the Company achieves Adjusted EBITDA and Net Revenue growth goals over a three-year performance period, provided the executive remains employed by the Company for the performance period. The performance period for the 2024 grant of PSUs began on January 1, 2024 and ends on December 31, 2026. Vesting of the PSUs may only be earned if the applicable performance goals are attained by the end of 2026, as confirmed by the Compensation Committee in the first quarter of 2027. The PSUs can vest between 0% and 200% of target. See the table, “Outstanding equity awards at 2024 year-end” for more details.

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2025 Long-Term Cash Bonus
In 2023, the Compensation Committee approved long-term incentive cash awards to Messrs. Burth, van Es and Baker and one other leadership team member, that are subject to performance-based vesting conditions and continued employment with a performance period between January 1, 2023 and December 31, 2025 (such bonus, the “2025 LTI Bonus”). Each 2025 LTI Bonus consists of a $600,000 cash bonus that may only be earned if the applicable performance goals are attained by the end of 2025, as confirmed by the Compensation Committee in the first quarter of 2026; provided however, if the performance goals are not satisfied until the end of 2026, only fifty percent (50%) of the cash bonus will become payable to the executive. The performance metrics are specified Adjusted EBITDA and Net Revenue growth targets and the Compensation Committee has reserved broad discretion to make adjustments to the metrics as appropriate based on events that may occur during the performance period.
Mr. Baker’s 2023 Sign-On Equity Grant
In connection with his hiring in 2023, Mr. Baker received sign-on grants of time-based vesting RSUs and stock options with a collective grant value of $1 million, comprised of $750,000 in RSUs and $250,000 in stock options. These awards were granted in two installments with the first being awarded after the second earnings release issued by the Company after his start date and the other half awarded following the immediately subsequent earnings release issued by the Company. The value of these awards factored into the Compensation Committee’s determination to grant Mr. Baker equity awards in 2024 in line with the grant value of equity awards issued to Messrs. Burth and van Es in 2024.
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Eligible employees defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide matching contributions in the 401(k) plan up to a specified percentage of the employee’s contributions.
We do not maintain any defined benefit pension plans or deferred compensation plans for our NEOs.
Anti-Hedging Policy
Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.
Employee Benefits and Perquisites
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, which include medical, dental and vision benefits.

The Vita Coco Company, Inc.	43	2025 Proxy Statement

Compensation Decision-Making Process
Role of Compensation Committee
The Compensation Committee annually reviews compensation design to ensure that, as the Company matures, it continues to reinforce long-term business performance and is appropriate from a risk management perspective. The Compensation Committee is responsible for reviewing and approving executive compensation policies, plan designs and the compensation of our senior officers, including our NEOs. The Compensation Committee evaluates and balances various factors in making compensation determinations, including the officer’s responsibilities and performance, structuring incentive programs that effectively support our short-term and long-term financial, operational, ESG and strategic objectives, and overall financial performance. The Compensation Committee approves the final compensation for all executives other than the CEO and Executive Chairman. The Compensation Committee coordinates the full Board’s annual review of the CEO’s and the Executive Chairman's performance, and makes preliminary determinations about their respective base salary, annual short-term incentive compensation, long-term incentive compensation and other awards as appropriate. The Compensation Committee discusses its compensation recommendations for the CEO and Executive Chairman with the full Board, and the full Board approves the final compensation decisions after this discussion.
Role of Independent Compensation Consultant
To support the Compensation Committee’s decision making, the Compensation Committee retained Pearl Meyer, a leading independent compensation consultant, to produce benchmark data and advise on the Company’s approach to compensation. In selecting Pearl Meyer, the Board reviewed their independence, including the factors prescribed by the SEC and Nasdaq, and concluded that there were no conflicts of interest that would preclude them from serving as an independent advisor to the Board. Pearl Meyer does not provide other services to us, except at the direction of our Board or Compensation Committee. We do not have any other relationships with Pearl Meyer.
Role of Management
Our Compensation Committee works with members of our management, including our CEO and Executive Chairman, on compensation matters other than for themselves.
Our management assists the Compensation Committee by providing information on corporate and individual performance and any other information the Compensation Committee requests. The Compensation Committee solicits and reviews our CEO’s and Executive Chairman’s proposals with respect to program structures, as well as our CEO’s and Executive Chairman’s recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our executive officers (except with respect to our CEO’s own compensation and the Executive Chairman’s compensation) based on our CEO’s and Executive Chairman’s evaluation of their performance for the prior year.
Role of Market Data and Our Peer Group
Pearl Meyer assisted the Compensation Committee in evaluating the Company’s compensation program against the compensation programs and practices of other similarly sized public companies within the food and beverage and broad consumer goods industries. Pearl Meyer summarized the available benchmarking data for these peer companies and reviewed comparative surveys of these companies. The benchmarking data is collected and presented to the Compensation Committee on a regular basis.

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In late 2023, our peer group and benchmarking information was updated, and in 2024 the Compensation Committee reviewed the peer group and determined that it remained the appropriate peer group for evaluating compensation in 2024 and 2025. The following 17 companies comprised our 2023 peer group and this peer group was used in considering compensation decisions for our executives in late 2023 and for 2024, based on benchmarking reports prepared by Pearl Meyer in 2023 for NEO compensation, and in 2024 for director compensation:

BellRing Brands, Inc.	Oatly Group AB
Beyond Meat, Inc.	Sovos Brands, Inc.
BRC Inc.	Sweetgreen, Inc.
Celsius Holdings, Inc.	The Duckhorn Portfolio, Inc.
e.l.f. Beauty, Inc.	The Simply Good Foods Company
Fevertree Drinks PLC	Tootsie Roll Industries, Inc.
Freshpet, Inc.	Vital Farms, Inc.
MGP Ingredients, Inc.	Warby Parker Inc.
Nature’s Sunshine Products, Inc.
Our Compensation Committee selected the aforementioned companies, after reviewing comparative data from Pearl Meyer and considering several criteria, including the size, revenues, markets, volatility and maturity of potential peers. At the time of selection, our annual revenue was at the 33rd percentile and our market capitalization was at the 44th percentile of these peer companies.
Clawback Policy
In June 2023, our Board adopted a clawback policy that complies with Section 10D of the Exchange Act, as amended, and Nasdaq Listing Rule 5608 (the “Clawback Policy”). The Clawback Policy applies to the Company’s current and former executive officers subject to Section 16 of the Exchange Act, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws, regardless of whether misconduct was the cause of such restatement. Restatements include any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements). The Clawback Policy applies to incentive-based compensation that is granted, earned or vests based, in whole or in part, upon the attainment of financial reporting measures that is received by a current or former executive officer during the three completed fiscal years preceding the date on which the Company is required to prepare a restatement. The Clawback Policy provides that, if we undertake an accounting restatement, the Board will recoup any incentive-based compensation received by current or former executive officers during the three completed fiscal years prior to the date the restatement determination is made that was in excess of what would have been received by the executive officers after giving effect to the restatement.
Executive and Director Stock Ownership Guidelines
We recognize the importance of stock ownership as an essential means of closely aligning the interests of our executive officers and non-employee directors with the interests of our shareholders. In addition to using equity awards as a primary long-term incentive compensation tool, we have stock ownership guidelines in place for our senior executives, including our NEOs, and non-employee directors. The Compensation Committee is responsible for reviewing the stock ownership guidelines and verifying compliance.

The Vita Coco Company, Inc.	45	2025 Proxy Statement

Our current stock ownership guidelines which became effective as of the date of our IPO are as follows:
•The executive chair or executive co-chair of the Board and the chief executive officer or co-chief executive officer of the Company: 5x annual base salary
•Any other NEO of the Company: 2x annual base salary
•Non-employee director of the Company: 5x the value of the director’s annual cash retainer for that year (not including any additional retainers received for committee service)
These executive officers and non-employee directors generally have five years from the date they first become subject to a particular level of the guidelines to meet them. For most of our executive officers and non-employee directors, the earliest required compliance date is in October 2026. If an executive officer has not achieved compliance by the end of his or her respective compliance period, until such executive officer has satisfied his or her applicable guideline level, the executive officer will be required to retain a number of shares of the Company common stock equal to 50% of those shares that remain after shares are sold or withheld, as the case may be, to: (i) pay any applicable exercise price for an equity award; or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or settlement of an equity award, or the net shares, received as the result of exercise, vesting or settlement of any of the Company equity awards granted to the executive officer. If a non-employee director has not achieved compliance by the end of his or her compliance period, until such non-employee director has satisfied his or her applicable guideline level, the non-employee director is required to retain an amount equal to 25% of net shares received as the result of the exercise, vesting or settlement of any of the Company equity awards granted to the non-employee director.
Under the policy, the following are counted toward the satisfaction of the guidelines: vested RSUs, in-the-money options, and PSUs, as well as shares held outright by the executive officer or director or an immediate family member or in a controlled trust. As of the Record Date, all of our executive officers (other than Mr. Baker who joined the Company in March 2023), including the NEOs, met the applicable stock ownership guidelines. In addition, as of the Record Date, all of our non-executive directors met the guidelines applicable to Board members other than Mr. Melloul (who is affiliated with Verlinvest and transfers RSUs for Board service to Verlinvest under a nominee agreement).
Compensation Risk Assessment
Each year, the Compensation Committee analyzes our compensation practices to ensure they do not provide incentives to take excessive risk. With respect to the 2024 compensation program, the Compensation Committee reviewed our incentive compensation, including each of the compensation programs in which our executives participated. For each, they considered factors such as the performance measures, how payments are determined, the length of performance periods, and management controls designed to monitor and mitigate risks. As a result, the Compensation Committee concluded that our compensation programs are not reasonably likely to have a materially adverse effect on us.

The Vita Coco Company, Inc.	46	2025 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and included in this Proxy Statement.
Respectfully submitted,
Compensation Committee
John Zupo, Chair
Eric Melloul
John Leahy
Kenneth Sadowsky

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Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to our NEOs for the year ended December 31, 2024.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Michael Kirban Co-Founder and Executive Chairman	2024	525,000		1,540,012	660,056	844,200	4,594	3,573,863
	2023	484,000	200,000	—	1,649,998	907,500	4,235	3,245,733
	2022	475,000	—	—	—	76,000	8,550	559,550
Martin Roper Chief Executive Officer	2024	525,000		1,540,012	660,056	844,200	13,125	3,582,394
	2023	484,000	200,000	—	1,649,998	907,500	9,900	3,251,398
	2022	475,000	—	—	—	76,000	8,550	559,550
Corey Baker Chief Financial Officer	2024	375,000		367,986	92,008	361,800	8,625	1,205,419
	2023	298,636	60,000	1,049,994	350,026	410,625	6,387	2,175,668
Jonathan Burth Chief Operating Officer	2024	380,000		367,986	92,008	366,624	11,400	1,218,018
	2023	370,000	15,000	200,011	200,001	416,250	9,900	1,211,162
	2022	355,000	—	900,004	300,000	85,200	8,550	1,648,754
Charles van Es Chief Sales Officer	2024	375,000		367,986	92,008	361,800	11,250	1,208,044
	2023	365,000	15,000	200,011	200,001	410,625	9,900	1,200,537
	2022	346,000	—	900,004	300,000	83,040	8,550	1,637,594
1.Corey Baker joined the Company on March 7, 2023 to serve as our Chief Financial Officer.
2.Amounts reflect certain bonus amounts paid to each of the NEOs for their individual contributions to certain transactions that were consummated during 2023. For additional information on these transaction bonus amount, please see “Bonus Compensation – Transaction Bonuses” in the Compensation Discussion and Analysis above.
3.Amounts reflect the aggregate grant-date fair value of stock restricted stock units granted during fiscal years 2024, 2023 and 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For additional information regarding the assumptions used to calculate the value of all restricted stock unit awards, please see Notes 2 and 14 to our audited consolidated financial statements for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 included in our Annual Reports on Form 10-K for the fiscal years then-ended, respectively. For additional information regarding the stock awards, please see the “Outstanding Equity Awards at Year End” table below. The value for each PSU award, as of the grant date, assuming the target level of performance is $440,007 for Messrs. Kirban and Roper, and $91,997 for each of Messrs. Baker, Burth and van Es. Actual vesting could range from 0% to 200% based on performance.
4.Amounts reflect the aggregate grant-date fair value of stock options granted during fiscal years 2024, 2023 and 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For additional information regarding the assumptions used to calculate the value of all option awards, please see Notes 2 and 14 to our audited consolidated financial statements for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 included in our Annual Reports on Form 10-K for the fiscal years then-ended, respectively. For additional information regarding the options awards, please see the “Outstanding Equity Awards at Year End” table below.
5.Amounts reflect annual cash performance-based bonuses under The Vita Coco Company 2021 Plan earned for the years ended December 31, 2024, December 31, 2023 and December 31, 2022. For additional information regarding the annual cash performance-based bonuses, please see the section titled “Fiscal 2024 Bonuses” above.
6.Amounts reflect matching contributions under the Company’s 401(k) plan.

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Grants of Plan-Based Awards for Fiscal 2024
In this table, we provide information about each grant of awards made to an NEO in the most recently completed year. This includes the awards under the 2021 Plan, including under the Company’s Annual Cash Incentive Plan and 2025 LTI Bonus, as well as PSUs, RSUs and stock option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards $(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Kirban	Annual Cash Incentive Plan		262,500	525,000	1,050,000
	Option	3/4/24								62,743	26.18	660,056
	Performance Stock Units	3/4/24							16,807(6)			440,007
	Restricted Stock Units	3/4/24							42,017			1,100,005
Martin Roper	Annual Cash Incentive Plan		262,500	525,000	1,050,000
	Option	3/4/24								$62,743	26.18	660,056
	Performance Stock Units	3/4/24							16,807(6)			440,007
	Restricted Stock Units	3/4/24							42,017			1,100,005
Jonathan Burth	Annual Cash Incentive Plan		114,000	228,000	456,000
	Option	3/4/24								8,746	26.18	92,008
	Performance Stock Units	3/4/24							3,514,(6)			91,997
	Restricted Stock Units	3/4/24							10,542			275,990
Corey Baker	Annual Cash Incentive Plan		112,500	225,000	450,000
	Option	3/4/24								8,746	26.18	92,008
	Performance Stock Units	3/4/24							3,514(6)			91,997
	Restricted Stock Units	3/4/24							10,542			275,990
Charles van Es	Annual Cash Incentive Plan		112,500	225,000	450,000
	Option	3/4/24								8,746	26.18	92,008
	Performance Stock Units	3/4/24							3,514(6)			91,997
	Restricted Stock Units	3/4/24							10,542			275,990
1.Amounts included in the table above represent the threshold, target and maximum potential payout levels related to both the corporate and individual objectives for the fiscal year 2024 under the 2021 Plan as described under ‘‘Bonus Compensation – Fiscal 2024 Bonus’’ in the Compensation Discussion and Analysis. The payment for these awards have already been determined and were paid in February 2025 to the NEO’s and disclosed in the Summary Compensation Table.

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2.Other than the awards noted separately, each RSU grant vests equally over a four-year period with the first vesting occurring on the one-year anniversary of the grant date, subject to the NEO’s continued service through the applicable vesting date.
3.Generally, stock options vest equally over a four-year period from the date of grant, subject to the NEO’s continued service through the applicable vesting date.
4.In accordance with the provisions of the 2021 Plan, the exercise price of stock option grants is set using the closing price on the day of grant. In the event there is no public trading of the Company’s common stock on the date of grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.
5.Represents the aggregate grant date fair value of stock option and RSU awards. The fair value of those awards was determined in accordance with ASC 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our 2024 Annual Report.
6.The PSUs vest upon the attainment of certain performance goals of the Company as described under ‘‘Long-Term Incentive Compensation – 2024 Equity Grants’’ in the Compensation Discussion and Analysis.

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Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market Value of Shares or Units of stock that have not vested ($)(1)	Equity Incentive Plan: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Michael Kirban	546,000	—	—	10.18	12/16/2029	—	—	—	—
	20,476	—	20,474(2)	10.18	1/11/2031	—	—	—	—
	223,880	74,627(3)	—	15.00	10/21/2031	—	—	—	—
	11,719	35,156(4)		16.91	3/10/2033
	—	—	185,133(5)	16.91	3/10/2033	—	—	—	—
		62,743(6)	—	26.18	3/4/2034	—	—	—	—
	—	—	—	—	—	42,017(6)	1,550,847	—	—
	—	—	—	—	—	16,807(7)	620,346	—	—
Martin Roper	579,670	—	—	10.18	9/19/2029	—	—	—	—
	20,476		20,474(2)	10.18	1/11/2031	—	—	—	—
	223,880	74,627(3)	—	15.00	10/21/2031	—	—	—	—
	11,719	35,156(4)	—	16.91	3/10/2033	—	—	—	—
	—	—	185,133(5)	16.91	3/10/2033	—	—	—	—
		62,743(6)	—	26.18	3/4/2034
	—	—	—	—	—	42,017(6)	1,550,847	—	—
	—	—	—	—	—	16,807(7)	620,346	—	—
Jonathan Burth	73,077	—	—	10.18	12/16/2029	—	—	—	—
	204,750(8)		—	10.18	2/10/2030	—	—	—	—
	18,200(9)		50,050(9)	10.18	2/10/2030	—	—	—	—
	11,375	11,375(10)	—	10.18	1/11/2031	—	—	—	—
	5,687		5,688(2)	10.18	1/11/2031
	43,532	14,511(3)	—	15.00	10/21/2031	—	—	—	—
	—	42,980(11)	—	15.36	8/15/2032	—	—	—	—
	3,551	10,654(4)	—	16.91	3/10/2033	—	—	—	—
	—	—	14,025(5)	16.91	3/10/2033	—	—	—	—
		8,746(6)	—	26.18	3/4/2034			—	—
	—	—	—	—	—	2,917(3)	107,666	—	—
	—	—	—	—	—	58,594(11)	2,162,705	—	—
	—	—	—	—	—	4,435(12)	163,696
						5,914(13)	218,286
	—	—	—	—	—	10,542(6)	389,105
						3,514(7)	129,702

The Vita Coco Company, Inc.	51	2025 Proxy Statement

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market Value of Shares or Units of stock that have not vested ($)(1)	Equity Incentive Plan: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Corey Baker	3,551	10,654(4)	—	16.91	3/10/2033	—	—	—	—
	5,392	8,089(14)	—	24.35	5/10/2033	—	—	—	—
	4,618	6,929(14)	—	27.59	8/7/2033	—	—	—	—
	—	8,746(6)	—	26.18	3/4/2034
						13,306(12)	491,124
						9,240(14)	341,048
						8,155(14)	301,001
						10,542(6)	389,105
						3,514(7)	129,702
Charles van Es	—	—	—	10.18	12/16/2029	—	—	—	—
	113,750(8)	—	—	10.18	2/10/2030	—	—	—	—
	9,100	9,100(10)	—	10.18	1/11/2031	—	—	—	—
	4,550	—	4,550(2)	10.18	1/11/2031
	43,532	14,511(3)	—	15.00	10/21/2031	—	—	—	—
	—	42,980(11)	—	15.36	8/15/2032	—	—	—	—
	3,551	10,654(4)	—	16.91	3/10/2033	—	—	—	—
	—	—	14,025(5)	16.91	3/10/2033	—	—	—	—
	—	8,746(6)		27.59	3/4/2034
	—	—	—	—	—	9,583(3)	353,709	—	—
	—	—	—	—	—	58,594(11)	2,162,705	—	—
	—	—	—	—	—	4,435(12)	163,696
						5,914(13)	218,286
	—	—	—	—	—	10,542(6)	389,105
						3,514(7)	129,702
1.The market value amounts in this column are based on the closing price of the Company’s common stock on December 31, 2024, the last trading day of the year ($36.91).
2.The options were earned when certain performance conditions were met and vested 50% on January 11, 2023 and 50% on January 11, 2025, subject to the NEO’s continued service through the applicable vesting date.
3.The options or restricted stock units vest over four years in equal annual installments starting on November 27, 2022, subject to the NEO’s continued service through the applicable vesting date.
4.The options or RSUs vest over four years in four equal annual installments starting on March 10, 2024, subject to the NEO’s continued service through the applicable vesting date.
5.The options vest 100% upon the attainment of certain performance conditions by the end of calendar year 2025. If such performance conditions are not attained in calendar year 2025 but are met in calendar year 2026, 50% of such options vest subject to the NEO's’s continued service through the applicable vesting date.
6.The options or restricted stock units vest over four years in equal annual installments starting on March 4, 2025, subject to the NEO’s continued service through the applicable vesting date.
7.These stock awards vest up to 200% upon the attainment of certain performance conditions by the end of calendar year 2026, subject to the NEO’s continued service through the applicable vesting date.

The Vita Coco Company, Inc.	52	2025 Proxy Statement

8.The options were fully vested on February 10, 2024.
9.The options will be earned and eligible to vest if certain performance conditions for each tranche of the options are met by the target dates for those performance conditions and expire relative to each tranche if the performance conditions for such tranche are not met at the final target date for such tranche. Certain of these performance conditions were deemed satisfied by our Compensation Committee in February 2024.
10.The options vest 50% on January 11, 2023 and 50% on January 11, 2025, subject to the NEO’s continued service through the applicable vesting date.
11.The options or RSUs vest in three annual installments starting on August 15, 2025, subject to the NEO’s continued service through the applicable vesting date.
12.The stock awards vest over four years in equal annual installments starting on March 10, 2024, subject to the NEO’s continued service through the applicable vesting date.
13.The stock awards vest, if at all: (a)100% upon the attainment of certain performance conditions by the end of calendar year 2025 and (b) 50% of such RSUs vest if such performance conditions are not attained in calendar year 2025 but are met in calendar year 2026, subject to the NEO’s continued service through the applicable vesting date.
14.The options or RSUs vest 40% on March 10, 2024, 30% on March 10, 2025, 20% on March 10, 2026 and 10% on March 10, 2027, subject to the NEO’s continued service through the applicable vesting date.

The Vita Coco Company, Inc.	53	2025 Proxy Statement

Option Exercises and Stock Vested
The following table shows information about options exercised or shares acquired on vesting during 2024.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)

Michael Kirban	—	—	—	—
Martin Roper	—	—	—	—
Jonathan Burth	912	34,225	—	—
	14,836	558,012	—	—
	20,000	700,000	—	—
	—	—	2,916	103,868
	—	—	1,479	37,079
Corey Baker	—	—	16,032	401,922
Charles van Es	2,805	84,332	—	—
	6,700	201,302	—	—
	6,123	183,745	—	—
	4,372	131,160	—	—
	500	15,500	—	—
	9,675	310,616	—	—
	9,500	294,776	—	—
	—	—	1,479	37,079
	—	—	9,583	341,346
1.The values realized are based on the actual sales price of our common stock on the applicable exercise or vesting date. If the stock acquired was not sold on the day of exercise or vesting (as applicable), the market price was determined as the closing price of the stock on the Nasdaq Stock Market on the exercise date.

The Vita Coco Company, Inc.	54	2025 Proxy Statement

Executive Employment Agreements
Below are written descriptions of our employment arrangements with each of our NEOs.
Michael Kirban
In connection with the IPO, we entered into an amended and restated employment agreement with Mr. Kirban (as amended from time to time, “Kirban Agreement”) dated October 20, 2021. The Kirban Agreement was further amended on May 2, 2022 in connection with Mr. Kirban’s resignation as Co-CEO and co-principal executive officer and appointment as Executive Chairman of the Company and again on March 4, 2024 to extend the term of the Kirban Agreement and provide that Mr. Kirban will continue to be employed by the Company in the role of the Executive Chairman and Chairman of the Board.
The second amendment to the Kirban Agreement provides that: (i) Mr. Kirban will continue to serve as the Company’s Executive Chairman and Founder and provide his services in such capacity through December 31, 2027; (ii) Mr. Kirban will continue to report to the Board; (iii) Mr. Kirban’s rate of base salary will be increased to at least $525,000 per year; (iv) his annual cash bonus percentage, as well as his additional stretch bonus, will increase from 80% to 100% of his annual base salary, respectively, both based on the Company’s achievement of performance goals; (v) Mr. Kirban may not be terminated without cause prior to December 31, 2026; and (vi) the Board will no longer have the ability to move Mr. Kirban from full-time to part-time employee without triggering his right to resign for good reason.
In the event Mr. Kirban terminates his employment for good reason or without cause, or is terminated due to death or disability, conditional on his signing a general release, the Company will pay Mr. Kirban: (a) any accrued but unpaid salary rendered to the date of termination; and (b) an amount equal to one year of salary at the time of such termination, payable over a one-year period beginning thirty days after the date of such termination. In the event Mr. Kirban is terminated by the Company for cause or voluntary terminates other than for good reason, the Company will pay Mr. Kirban any accrued but unpaid salary for services rendered prior to the date of termination.
Any termination without cause will be determined by a simple majority vote of the Board. For the avoidance of doubt, nothing in the Kirban Agreement will limit the Company’s right to terminate Mr. Kirban for cause at any time in accordance with the Kirban Agreement.
Martin Roper
In connection with the IPO, we entered into an amended and restated employment agreement with Mr. Roper (“Roper Agreement”). Effective as of January 1, 2021, Mr. Roper was appointed to serve as our Co-CEO and has served as our sole CEO since May 2022.
Pursuant to the Roper Agreement, Mr. Roper was entitled to a base salary of $425,000 in 2021 that automatically increased to at least $460,000 per year effective as of January 1, 2022. The Roper Agreement also provides that Mr. Roper is eligible to receive an annual performance-based bonus equal to at least 65% of his annual base salary, and an additional stretch bonus equal to an additional 65% of his annual base salary, both based on the Company’s achievement of performance goals. In 2023, the annual performance-based bonus and the additional stretch bonus were each increased to 100% for that year.
In the event Mr. Roper terminates his employment for good reason or by the Company without cause, conditional on his signing a general release, the Company will pay Mr. Roper: (i) any accrued but unpaid salary rendered to the date of termination; (ii) a severance payment amount equal to the employee’s salary and bonus at the time of such termination, payable in substantially equal installments over a one-year period beginning thirty days after the date of such termination; and (iii) in addition to the severance payment described above, a rent compensation amount equal to any employee obligations for a non-cancelable New York apartment and furniture lease payments, not to exceed $65,000.

The Vita Coco Company, Inc.	55	2025 Proxy Statement

In the event Mr. Roper is terminated due to death or for disability, the Company will pay Mr. Roper any accrued unpaid salary and earned bonus for a prior completed year for services rendered to the date of termination.
In the event Mr. Roper is terminated by the Company for cause or voluntary terminates other than for good reason, the Company will pay Mr. Roper any accrued unpaid salary and earned bonus for a prior completed year for services rendered prior to the date of termination and nothing else.
Corey Baker
On March 7, 2023, we entered into an employment agreement with Mr. Baker, providing for his employment as our CFO (“CFO Agreement”).
Pursuant to the CFO Agreement, Mr. Baker is entitled to an annual base salary of at least $365,000. The CFO Agreement also provides that Mr. Baker is eligible to receive an annual bonus of 60% of his then applicable salary, and an additional stretch bonus equal to 60% of his then applicable salary, based upon the Company’s achievement of its annual performance goals.
In the event Mr. Baker is terminated for good reason or by the Company without cause, conditional on his signing a general release, the Company will pay Mr. Baker: (i) any accrued but unpaid salary plus, any earned bonus for a prior completed year for services rendered prior to the date of termination (including but not limited to those amounts that are due during the applicable period of notice); and (ii) a severance payment amount equal to his base salary and prorated target bonus at the time of such termination, payable in substantially equal installments over a twelve month period beginning thirty days after the date of such termination.
Jonathan Burth
On February 10, 2020, we entered into an employment agreement with Mr. Burth, providing for his employment as our Chief Operating Officer (“COO Agreement”).
Pursuant to the COO Agreement, Mr. Burth is entitled to an annual base salary of $322,500, which would be automatically adjusted on January 1, 2021, and January 1, 2022, to at least $337,500 and $352,500, respectively, provided he continues to be employed in good standing. The COO Agreement also provides that Mr. Burth is eligible to receive an annual bonus of up to a 35% of his then applicable salary, and an additional stretch bonus equal to 35% of his then applicable salary, based upon the Company’s achievement of its annual performance goals. Mr. Burth also had an additional bonus opportunity of 10% of his salary tied to the completion of targeted supply chain related cost and efficiency measures that would improve costs in 2021.
In the event Mr. Burth is terminated for good reason or by the Company without cause, conditional on his signing a general release, the Company will pay Mr. Burth: (i) any accrued but unpaid salary plus, any earned bonus for a prior completed year for services rendered prior to the date of termination (including but not limited to those amounts that are due during the applicable period of notice); (ii) a severance payment amount equal to six months of his salary and prorated target bonus at the time of such termination, payable in substantially equal installments over a six month period beginning thirty days after the date of such termination; (iii) an additional severance payment if Mr. Burth has six full years of service with the Company, reflecting an additional month of salary for each full year of service in excess of six years, capped at a maximum of six additional months of salary for twelve or more full years of service, payable in ongoing monthly installments of a month’s salary after the six month period in the preceding (ii) finishes until the additional severance payment is complete; and (iv) if the Company terminates his employment without cause, and the effective date of the cessation of employment is more than four months into the financial year, then provided that Mr. Burth has met all requests for transition support including agreeing to the termination employment date requested by the Company, then the Company will pay out a bonus for a partial year calculated based on the salary paid for those months of service that year, such payout being made within two months of the performance and bonus determination for other similar executives at the end of that year.

The Vita Coco Company, Inc.	56	2025 Proxy Statement

In the event Mr. Burth is terminated due to death or for disability, the Company will pay Mr. Burth any accrued but unpaid salary plus any earned bonus for a prior completed year for services rendered prior to the date of termination.
In the event Mr. Burth is terminated by the Company for cause or voluntary terminated other than for good reason, the Company will pay Mr. Burth any accrued but unpaid salary plus any earned bonus for a prior completed year for services rendered prior to the date of termination and nothing else.
Charles van Es
On February 10, 2020, we entered into an employment agreement with Mr. van Es, providing for his employment as our Chief Sales Officer (“CSO Agreement”).
Pursuant to the CSO Agreement, Mr. van Es is entitled to an annual base salary of at least $300,000. The CSO Agreement also provides that Mr. van Es is eligible to receive an annual bonus of 35% of his then applicable salary, and an additional stretch bonus equal to 35% of his then applicable salary, based upon the Company’s achievement of its annual performance goals.
The CSO Agreement includes the same terms as the COO Agreement regarding payments upon termination.

The Vita Coco Company, Inc.	57	2025 Proxy Statement

Potential Payments Upon Termination of Employment or Change of Control
The following table shows the estimated benefits payable to each NEO in the event of termination of employment or change of control of the Company. None of our NEOs are entitled to any single-trigger change of control benefits under any plan, agreement or arrangement with the Company. Moreover, neither the terms of any of the NEO’s employment agreements nor their respective award agreements for their outstanding awards provide for enhanced severance benefits or accelerated vesting in connection with a change of control. However, the 2021 Plan provides that in the event of a change in control in which the outstanding awards are not assumed, continued or replaced, the vesting of such awards shall immediately be accelerated prior to such transaction and the underlying shares shall be eligible to receive the consideration paid in connection with such transaction to the stockholders of the Company. The amounts shown in the table below assume that a termination of employment or a change of control occurred on December 31, 2024 and, for the purposes of the “Change of Control” column only, that a transaction that constitutes a change of control has been consummated and outstanding equity awards held by each NEO will not be assumed, continued or replaced in connection with such transaction. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Involuntary Termination Without Cause ($)	Death or Disability ($)	Change of Control ($)(1)

Michael Kirban
Severance(3)	525,000	525,000(2)	—
Annual Incentive Bonus	—	—	—
Accelerated Vesting of Equity	—	—	8,812,207
Insurance Benefits(5)	—	—	—
Other Fringe Benefits	—	—	—
Total	525,000	525,000	8,812,207
Martin Roper
Severance(3)	525,000	—	—
Annual Incentive Bonus(4)	525,000	—	—
Accelerated Vesting of Equity		—	8,812,207
Insurance Benefits(5)		—	—
Other Fringe Benefits (6)	65,000	—	—
Total	1,115,000	—	8,812,207
Jonathan Burth
Severance(3)	380,000	—	—
Annual Incentive Bonus(4)	228,000	—	—
Accelerated Vesting of Equity	—	—	6,448,682
Insurance Benefits(5)	—	—	—
Other Fringe Benefits	—	—	—
Total	608,000	—	6,448,682

The Vita Coco Company, Inc.	58	2025 Proxy Statement

Name	Involuntary Termination Without Cause ($)	Death or Disability ($)	Change of Control ($)(1)

Charles van Es
Severance(3)	281,250	—	—
Annual Incentive Bonus(4)	131,250	—	—
Accelerated Vesting of Equity	—	—	5,253,326
Insurance Benefits(5)	—	—	—
Other Fringe Benefits	—	—	—
Total	350,000	—	5,253,326
Corey Baker
Severance(3)	375,000	—	—
Annual Incentive Bonus(4)	225,000	—	—
Accelerated Vesting of Equity	—	—	1,995,380
Insurance Benefits(5)	—	—	—
Other Fringe Benefits	—	—	—
Total	600,000	—	1,995,380
1.The amount in the table includes: (i) the unvested restricted stock units valued at the market price of our common stock on December 31, 2024 ($36.91); and (ii) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 31, 2024 ($36.91) over the exercise price. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
2.For Mr. Kirban only, an amount equal to one year of his base salary shall become payable upon his death or disability.
3.Severance includes, for Messrs. Kirban, Roper and Baker, an amount equal to one year of base salary if their employment is involuntary terminated by the Company without cause or resigns for good reason. For Messrs. Burth and van Es, severance includes an amount equal to the sum of six (6) months base salary. In addition, for Messrs. Burth and van Es up to an additional six (6) months of base salary will be added to the severance amount for the number of years the executive is employed by the Company in excess of the first six (i.e., six (6) months for Mr. Burth with seventeen (17) full years of service and one (3) months for Mr. van Es with nine (9) full years of service as of December 31, 2024).
4.Annual Incentive Bonus includes: (a) for Mr. Roper only, an amount equal to the target annual incentive if his employment is involuntary terminated by the Company without cause or he resigns for good reason; and (b) for Messrs. Burth, Baker and van Es only, a pro-rated bonus if their employment is involuntarily terminated by the Company without cause or they resign for good reason.
5.None of the NEO’s employment agreements provide for the payment of any health insurance benefits following any termination of the executive’s employment for any reason.
6.For Mr. Roper only, pursuant to his employment agreement in the event his employment is involuntarily terminated by the Company without cause or he resigns for good reason, he is entitled to a payment up to $65,000 for costs related to apartment rental in New York City and furniture lease payments.

The Vita Coco Company, Inc.	59	2025 Proxy Statement

Director Compensation
Our Non-Employee Board Compensation Policy establishes the compensation of our non-employee directors. In December 2024, the Board approved an Amended and Restated Non-Employee Director Policy, effective as of December 4, 2024.
The following table reflects the compensation elements for non-employee directors for each year of service on the Board of Directors under the Amended and Restated Non-employee Director Compensation Policy, effective as of December 4, 2024.
Compensation Policy for Non-Employee Directors

Item	Annual Payment ($)

Retainer for Board Members	60,000
Audit Committee Chair	35,000
Audit Committee Member	10,000
Compensation Committee Chair	10,000
Compensation Committee Member	5,000
Nominating and ESG Committee Chair	10,000
Nominating and ESG Committee Member	5,000
Annual Equity Grant (RSUs)	115,000
Each non-employee director receives an annual cash retainer and additional payments for serving as Committee Chairs and/or Committee members payable in cash quarterly in arrears. The annual equity award is awarded automatically to each director on the date of the Annual Meeting immediately following election and appointment to the Board. Any new directors that join the Board at any time other than the Annual Meeting receive an annual retainer and additional payments and an equity grant that is pro-rated based on the number of days of service until the next Annual Meeting. Subject to a timely election, directors may choose to defer delivery of the shares underlying their RSUs until the date they cease serving as a member of the Board or the fifth calendar year after the grant date applicable to the RSUs.
All equity paid to Board members consists of RSUs that vest in full on the earlier of: (i) the day immediately preceding the date of the first Annual Meeting following the date of grant; or (ii) the first anniversary of the date of grant, subject to the non-employee director continuing in service on the Board through the applicable vesting date. The amount of equity to be awarded is calculated based on the closing market price of our common stock on the date of the Annual Meeting or any other grant date. Unvested equity is forfeited in certain circumstances upon termination of the director’s service on the Board. All equity grants vest in full upon a change in control as defined in the 2021 Plan.
Non-executive directors are reimbursed for business expenses and reasonable travel expenses for attending Board and Committee meetings. Non-employee directors do not receive our retirement, health or life insurance benefits. We provide each non-employee director with director and officer liability insurance coverage.

The Vita Coco Company, Inc.	60	2025 Proxy Statement

Director Compensation Table
The following table sets forth the compensation of the non-employee directors for fiscal year 2024, other than reimbursement for travel expenses.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)(	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Aishetu Fatima Dozie(5)	55,113	93,028	—	—	—	—	148,141
John Leahy	55,113	93,028	—	—	—	—	148,141
Ira Liran	40,083	93,028	—	—	—	—	133,111
Eric Melloul(6)	50,102	93,028	—	—	—	—	143,130
Jane C. Morreau(7)	80,165	93,028	—	—	—	—	173,193
Kenneth Sadowsky	52,608	93,028	—	—	—	—	145,636
John Zupo(8)	40,083	93,028	—	—	—	—	133,111
1.Messrs. Kirban and Roper are not included in this table as they are NEOs of the Company and receive no additional compensation for their service as directors.
2.The difference in fees earned or paid reflects each individual’s membership and/or chairperson appointment service on Board committees.
3.Amounts reflect the aggregate grant-date fair value of RSUs granted in fiscal year 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For additional information regarding the assumptions used to calculate the value of all restricted stock awards, please see Note 14 to our audited consolidated financial statements for the fiscal year ended December 31, 2024 included in our 2024 Annual Report.
4.These stock awards were awarded on June 4, 2024 and December 4, 2024, respectively. Each non-employee director received the annual equity award which consisted of 2,490 RSUs and a second off-cycle grant of 629 RSUs. Grant date fair values were calculated at the closing market price on the grant date. The number of unvested RSUs outstanding for each of our directors as of December 31, 2024 was 3,119.
5.The director has elected to defer delivery of the shares underlying the RSUs until the date she ceases serving as a member of the Board.
6.Mr. Melloul entered into nominee agreements instructing the Company to pay all cash compensation earned in connection with their services to our Board to Verlinvest. RSUs granted to Mr. Melloul, based on the aforementioned nominee agreements, will be held by him as a nominee for Verlinvest and, upon vesting of the RSUs, the Company shares will directly be transferred to Verlinvest.
7.The director has elected to defer delivery of the shares underlying the RSUs until the date she ceases serving as a member of the Board.
8.The director has elected to defer delivery of the shares underlying the RSUs until the fifth calendar year after the grant date.

The Vita Coco Company, Inc.	61	2025 Proxy Statement

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Roper, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In 2024, to identify the median employee as well as to determine the annual total compensation of our median employee, we took the following steps:
•We determined that as of December 31, 2024, our employee population consisted of approximately 324 individuals (including full-time and part-time employees, other than our CEO) working across all of our locations globally including the U.S., Europe and Singapore.
•We identified the “median employee” by examining 2024 total cash compensation. For purposes of determining total cash compensation, we included base salary, incentive compensation and 401(k) match, as reflected in our payroll records. As permitted by SEC rules, we annualized the total cash compensation of all individuals who were employed as of December 31, 2024.
•We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
For 2024, our last completed fiscal year:
•The annual total compensation of our median employee was $102,762; and
•Mr. Roper’s total annual compensation, as set forth in the Summary Compensation Table, was $3,582,394.
Based on this information, for 2024, the ratio of the annual total compensation of our CEO, to the total compensation of the median employee was 35 to 1.

The Vita Coco Company, Inc.	62	2025 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.
The following table discloses information on compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and to our other non-PEO named executive officers (“non-PEO NEOs”) (on average) and certain financial performance measures of the Company. For further information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, see the Compensation, Discussion and Analysis (“CD&A”) starting on page 36.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)	Net Income - Continuing Operations (millions)(7) ($)	Company Selected Measure: Adjusted EBITDA(8) ($)

2024	3,582,394	6,831,848	1,801,336	3,809,490	330.44	91.99	55.952	84.127
2023	3,251,398	13,723,001	1,695,541	3,929,394	229.63	100.79	46.629	68.169
1.Mr. Roper served as CEO, who is our PEO, for each of the years in the table.
2.The following table provides information regarding the calculation for the CAP to Mr. Roper for fiscal years 2024 and 2023:

PEO	2024 ($)	2023 ($)

Reported Summary Compensation Table Total for PEO	3,582,394	3,251,398
(-) Average Reported Value of Equity Awards	-2,200,069	-1,649,998
(+) Average Year End Fair Value of Equity Awards	3,320,516	3,178,142
(+/-) Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	1,474,537	1,482,303
(+/-) Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	654,470	7,461,156
(+/-) Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—
(+) Average Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—
Compensation Actually Paid to PEO	6,831,848	13,723,001
3.Messrs. Kirban, Burth, van Es and Baker served as non-PEO NEOs for fiscal years 2024 and 2023.

The Vita Coco Company, Inc.	63	2025 Proxy Statement

4.The following table provides information regarding the calculation for the CAP to the non-PEO NEOs for fiscal years 2024 and 2023:

Average for Non-PEO NEOs	2024 ($)	2023 ($)

Average Reported Summary Compensation Table Total for Non-PEO NEOs	1,801,336	1,695,541
(-) Average Reported Value of Equity Awards	-895,013	-800,007
(+) Average Year End Fair Value of Equity Awards	1,339,391	1,288,323
(+/-) Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	1,337,486	1,433,081
(+/-) Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	226,291	312,456
(+/-) Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—
(+) Average Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—
Average Compensation Actually Paid to Non-PEO NEOs	3,809,490	3,929,394
5.The amounts shown in this column reflects the Company’s total shareholder return for each fiscal year in the table calculated in the manner prescribed by Item 201(e) of Regulation S-K and reflects the cumulative value of $100 if such amount were invested on December 31, 2021 (the last trading day of the Company’s fiscal year ended December 31, 2021) in our common stock.
6.The amounts shown in this column reflect the cumulative total shareholder return for each fiscal year in the table calculated in the manner prescribed by Item 201(e) of Regulation S-K and reflects the cumulative value of $100 if such amount were invested on December 31, 2021 (the last trading day of the Company’s fiscal year ended December 31, 2021) in the Nasdaq US Smart Food & Beverage Index.
7.The amounts shown in this column are in millions and reflect Net Income – Continuing Operations attributable to the Company calculated in accordance with GAAP for each of the years shown.
8.The amounts shown in this column are in millions and reflect the Company’s Adjusted EBITDA. For additional detail on the reconciliation from EBITDA to Adjusted EBITDA see “Non-GAAP Financial Measures” on page 49 of our 2024 Annual Report; and on page 47 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the "2023 Annual Report").
Financial Performance Measures
As described in greater detail in the CD&A, the Company’s executive compensation program reflects a pay-for-performance philosophy to support the achievement of short- and long-term financial, operational and strategic objectives. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase shareholder value. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
Adjusted EBITDA
Total Net Revenue
Branded Net Revenue

The Vita Coco Company, Inc.	64	2025 Proxy Statement

Description of the Relationship between Pay and Performance
The following graph reflects the relationship between the CAP for our PEO and for the average of our non-PEO NEOs as calculated in accordance with Item 402(v) of Regulation S-K and the Company’s total shareholder return, and the total shareholder return of the Nasdaq US Smart Food & Beverage Index over the applicable measurement period.
The following graph reflects the relationship between the CAP for our PEO and for the average of our non-PEO NEOs as calculated in accordance with Item 402(v) of Regulation S-K and our net income calculated in accordance with GAAP over the applicable measurement period.

The Vita Coco Company, Inc.	65	2025 Proxy Statement

The following graph reflects the relationship between the CAP for our PEO and for the average of our non-PEO NEOs as calculated in accordance with Item 402(v) of Regulation S-K and the Company’s Adjusted EBITDA. For additional detail on the reconciliation from EBITDA to Adjusted EBITDA, see “Non-GAAP Financial Measures” on page 49 of our 2024 Annual Report; and on page 47 of our 2023 Annual Report.

Vita Coco Adjusted EBITDA vs. CAP
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid
90
80
70
60
50
40
30
20
10
0
Adjusted EBITDA (in $millions)
20.294
68.169
84.127
2,461,202
1,595,976
13,723,001
3,929,394
6,831,848
3,809,490
2022
2023
2024
PEO Compensation Actually Paid
Average of our non-PEO NEOs Compensation Actually Paid
Vita Coco Adjusted EBITDA (in millions)

The Vita Coco Company, Inc.	66	2025 Proxy Statement

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2024, relating to equity compensation plans of the Company (including individual compensation arrangements) pursuant to which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted- Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)) (#)

Equity Compensation Plans Approved by Stockholders	4,907,878	12.99	3,254,762
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	4,907,878	12.99	3,254,762

The Vita Coco Company, Inc.	67	2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to holdings of our common stock by: (i) stockholders who beneficially owned more than 5% of the outstanding shares of our common stock; and (ii) each of our directors (which includes all nominees), each of our NEOs and all directors and executive officers as a group as of April 7, 2025, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 56,931,235 shares of common stock outstanding as of April 7, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, or RSUs or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 7, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is 250 Park Avenue South, 7th Floor, New York, New York 10003. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)

5% or Greater Stockholders
Verlinvest Beverages SA(1)	10,858,120	19.1
Named Executive Officers and Directors
Michael Kirban(2)	3,196,124	5.5
Martin Roper(3)	2,115,090	3.7
Corey Baker(4)	39,993	*
Jonathan Burth(5)	378,180	*
Charles van Es(6)	203,863	*
Aishetu Dozie(7)	8,441	*
John Leahy(8)	40,564	*
Ira Liran(9)	1,447,005	2.5
Eric Melloul(10)	10,863,294	19.1
Jane C. Morreau(11)	50,517	*

The Vita Coco Company, Inc.	68	2025 Proxy Statement

	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)

Kenneth Sadowsky(12)	657,094	1.2
John Zupo(13)	38,675	*
All executive officers and directors as a group (13 individuals)(14)	19,244,611	32.3
* Less than one percent.
1.Based solely on a Schedule 13/G filed with the SEC on February 2, 2024 by Verlinvest Beverages SA. Verlinvest has sole voting and dispositive power over 10,858,120 shares of common stock. The business address for Verlinvest is Place Eugène Flagey 18, 1050 Brussels, Belgium.
2.Based on a Schedule 13G filed with the SEC on February 9, 2024, Section 16 filings and information known to the Company. Consists of (i) 127,629 shares of common stock held of record by the Mr. Kirban directly, less 60,189 of unvested restricted stock units that will not vest within 60 days of April 7, 2025 (ii) 849,954 shares of common stock that Mr. Kirban has the right to acquire upon the exercise of stock options, (iii) 1,663,049 shares of common stock held of record by the Michael Kirban 2010 Trust, of which Mr. Kirban serves as trustee and has sole voting and dispositive power, and (iv) 615,681 shares of common stock held of record by the Michael Kirban Revocable Trust, of which Mr. Kirban serves as trustee and has sole voting and dispositive power.
3.Consists of (i) 296,873 shares of our common stock held by Mr. Roper directly, (ii) 291,131 shares of our common stock held by Christopher G. Roper Exempt Family Trust, for which Mr. Roper’s spouse is the trustee, (iii) 291,131 shares of our common stock held by Peter S. Roper Exempt Family Trust, for which Mr. Roper’s spouse is the trustee, (iv) 291,131 shares of our common stock held by Thomas L. Roper Exempt Family Trust, for which Mr. Roper’s spouse is the trustee; (v) 61,200 shares of our common stock held by Mr. Roper’s spouse, and (vi) 883,624 shares of our common stock that Mr. Roper has the right to acquire upon the exercise of stock options that are fully vested and exercisable.
4.Consists of (i) 26,808 shares of our common stock that Mr. Baker has the right to acquire upon the exercise of stock options that are fully vested and exercisable and (ii) 13,185 shares of common stock.
5.Consists of (i) 358,722 shares of our common stock that Mr. Burth has the right to acquire upon the exercise of stock options that are fully vested and exercisable and (ii) 19,458 shares of common stock.
6.Consists of (i) 193,872 shares of our common stock that Mr. van Es has the right to acquire upon the exercise of stock options that are fully vested and exercisable and (ii) 9,991 shares of common stock.
7.Not included are 2,490 shares of our common stock underlying RSUs that vest in full within 60 days of April 7, 2025 but for which delivery has been deferred until Ms.Dozie’s separation of service from the Board.
8.Consists of (i) 27,300 shares of our common stock that Mr. Leahy has the right to acquire upon the exercise of stock options that are fully vested and exercisable, and (ii) 10,774 shares of our common stock. and (iii) 2,490 shares of our common stock underlying RSUs that will vest within 60 days of April 7, 2025.
9.Consists of (i) 631,936 shares of our common stock held by Mr. Liran, (ii) 812,579 shares of our common stock held by Ira Liran 2012 Family Trust, and (iii) 2,490 shares of our common stock underlying RSUs that will vest in full within 60 days of April 7, 2025.
10.Consists of (i) 10,860,804 shares of our common stock held of record by Verlinvest Beverages SA and disclosed in footnote (1) above and (ii) 2,490 shares of our common stock underlying RSUs that will vest within 60 days of April 7, 2025. Pursuant to a nominee agreement, upon vesting of the RSUs, the shares of common stock underlying such awards will directly be transferred to Verlinvest Beverages SA. Mr. Melloul is a member of the board of directors of Verlinvest Beverages SA and therefore may be deemed to have shared voting power with respect to our shares of common stock. Mr. Melloul disclaims beneficial ownership of such shares. The business address for Verlinvest Beverages SA is Place Eugene Flagey 18, 1050 Brussels, Belgium.
11.Consists of (i) 45,500 shares of our common stock that Ms. Morreau has the right to acquire upon the exercise of stock options that are fully vested and exercisable, and (ii) 5,017 shares of our common stock. Not included are (iii) 5,757 shares of common stock for which delivery has been deferred until Ms. Morreau’s separation of service from the Board, and (iv) 2,490 shares of our common stock underlying RSUs that vest in full within 60 days of April 7, 2025 but delivery has been deferred until Ms. Morreau’s separation of service from the Board.
12.Consists of (i) 627,304 shares of our common stock, (ii) 27,300 shares of our common stock that Mr. Sadowsky has the right to acquire upon the exercise of stock options that are fully vested and exercisable, and (iii) 2,490 shares of our common stock underlying RSUs that will vest within 60 days of April 7, 2025. Not included in the table are 5,757 shares of common stock for which delivery has been deferred until June 1, 2027.
13.Consists of 38,675 shares of our common stock that Mr. Zupo has the right to acquire upon the exercise of stock options that are fully vested and exercisable. Not included in the table are (i) 5,757 shares of common stock for which delivery has been deferred until June 1, 2027, and (ii) 2,490 shares of our common stock underlying RSUs that vest in full within 60 days of April 7, 2025 but delivery has been deferred until June 4, 2029.
14.Consists of (i) 16,651,948 shares of common stock, (ii) 2,599,974 shares of our common stock underlying options to purchase common stock that are fully vested and exercisable, and (iii) 17,430 shares of our common stock underlying restricted stock units that will vest within 60 days of April 7, 2025.

The Vita Coco Company, Inc.	69	2025 Proxy Statement

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the Policy, our finance department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the Policy. If our finance department determines that a transaction or relationship is a related person transaction requiring compliance with the Policy, our CFO, or his or her designee, is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person, then upon such recognition, the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
The following are certain transactions, arrangements and relationships with our directors, executive officers and current and former stockholders owning 5% or more of our outstanding common stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2024, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”
Distribution Agreement
On October 1, 2019, our subsidiary, All Market Singapore PTE. Ltd., entered into a distribution agreement (the “Distribution Agreement”), with Reignwood Investment (China) Co., Ltd. (“Reignwood China”), an entity affiliated with Reignwood International Investment (Group) Company Limited (“Reignwood International”), providing for the exclusive distribution of coconut water-based products by Reignwood China in mainland China. Reignwood International held more than 5% of the outstanding shares of common stock in the Company for part of fiscal year 2023, but, based solely on a Schedule 13G filed with the SEC on March 27, 2024 by Reignwood International, as of December 31, 2023 Reignwood International had reduced its ownership of the Company’s common stock to less than 1%. Pursuant to the terms of the Distribution Agreement, Reignwood China is obligated to purchase the products at an agreed upon price and in minimum volumes based on product type. The amount of revenue recognized related to the Distribution Agreement was approximately $1,600,000 for the year ended December 31, 2024. Related to the Distribution Agreement, the Company and Reignwood China have a service agreement where we share in

The Vita Coco Company, Inc.	70	2025 Proxy Statement

the compensation costs of Reignwood China’s employee managing the China market. We recorded approximately $181,000 for the year ended December 31, 2024 in selling, general, and administrative expense for this service agreement.
The Distribution Agreement was renewed and extended for a one-year term through December 31, 2022 and continued upon the mutual agreement of each party. The Distribution Agreement was terminated as of December 31, 2024.
Registration Rights Agreement
In connection with our IPO, we entered into the Registration Rights Agreement with Verlinvest, RW VC S.a.r.l, and certain of our other stockholders (“Registration Rights Agreement”), pursuant to which such investors have certain demand rights, short-form registration rights and piggyback registration rights from us, subject to customary restrictions and exceptions. All fees, costs and expenses of registrations, other than underwriting discounts and commissions, are expected to be borne by us. The Registration Rights Agreement does not provide for any maximum cash penalties or any penalties connected with delays in registering our common stock.
Pursuant to the terms of the Registration Rights Agreement, the rights of RW VC S.a.r.l. and certain other parties to request or include shares in any registration statement have terminated as any shares they hold are now freely transferable.
Secondary Offerings by Shareholder
In May 2023, the Company entered into an underwriting agreement (the "May 2023 Underwriting Agreement") with BofA Securities, Inc., Evercore Group L.L.C. and Goldman Sachs & Co. LLC, as the representative of the underwriters named in Schedule I thereto (the “Underwriters”), and Verlinvest, relating to an underwritten public offering of 5,000,000 shares of common stock at a price to the public of $23.00 per share, before deducting underwriting discounts (the “May 2023 Offering”). Pursuant to the May 2023 Underwriting Agreement, all 5,000,000 shares of common stock were sold by Verlinvest, and Verlinvest granted the Underwriters an option exercisable for 30 days to purchase up to an additional 750,000 shares of common stock from Verlinvest at the public offering price, less underwriting discounts and commissions. This option was exercised in full prior to the closing of the May 2023 Offering. The closing of the May 2023 Offering occurred on May 26, 2023. The Company did not receive any of the proceeds from the sale of the shares.
On November 6, 2023, the Company entered into another underwriting agreement (the “November 2023 Underwriting Agreement”) with BofA Securities, Inc. and Verlinvest, relating to an offering of 4,000,000 shares of the Company’s common stock (the “November 2023 Offering”). Pursuant to the November 2023 Underwriting Agreement, all 4,000,000 shares of common stock were sold by Verlinvest. The closing of the November 2023 Offering occurred on November 9, 2023. The Company did not receive any of the proceeds from the sale of the shares.Verlinvest agreed to waive its right to reimbursement of legal fees for its counsel, and those expenses, in the amount of approximately $324,000, were not reimbursed by the Company.
Under the Registration Rights Agreement, in connection with each demand registration, piggyback or shelf offering, the Company agreed to reimburse the holders of registrable securities for the reasonable fees and disbursements of not more than one law firm. In connection with the May 2023 Offering, Verlinvest agreed to waive its right to reimbursement of legal fees for its counsel, and those expenses, in the amount of approximately $140,000, were not reimbursed by the Company.
Investor Rights Agreement
In connection with our IPO, we entered into an Investor Rights Agreement pursuant to which certain of our stockholders have the right to nominate directors for election to our Board for so long as such stockholder beneficially owns a specified percentage of our outstanding capital stock. Pursuant to the terms of the Investor Rights Agreement: (i) Verlinvest was entitled to nominate (a) three directors for election to our Board for so long as it holds, directly or indirectly, in the aggregate at least 30% or more of our outstanding common stock, (b) two directors for election to our Board for so long as it holds, directly or indirectly, less than 30% but at least 20% of our outstanding common stock, and (c) one director for election to our Board for so long as it holds, directly

The Vita Coco Company, Inc.	71	2025 Proxy Statement

or indirectly, less than 20% but at least 10% of our outstanding common stock; (ii) Michael Kirban, our co-founder, and Executive Chairman, is entitled to nominate (a) two directors for election to our Board for so long as he holds, directly or indirectly, together with his affiliates and certain permitted transferees, in the aggregate at least 2.5% or more of our outstanding common stock, and (b) one director for election to our Board until the later of such time as Mr. Kirban (1) ceases to be employed by the Company and (2) together with his affiliates and certain permitted transferees, beneficially owns, directly or indirectly, in the aggregate less than 1% of our outstanding common stock; and (iii) Ira Liran, our co-founder and member of our Board, is entitled to nominate one director for election to our Board from time to time and until the later of such time as Mr. Liran (a) ceases to be employed by the Company and (b) together with his affiliates and certain of his permitted transferees, beneficially owns, directly or indirectly, in the aggregate less than 1% of our outstanding common stock. In 2023, Verlinvest sold shares of the company in connection with two secondary offerings and, as a result, it now holds less than 20% of the Company’s outstanding shares of common stock. Therefore, under the Investor Rights Agreement, Verlinvest currently has the right to nominate one director for election to our Board, which is reduced from three director nominees prior to the offerings.
Furthermore, each of Verlinvest, Michael Kirban and Ira Liran shall have the sole right to request that one or more of their respective designated directors, as applicable, tender their resignations as directors of the Board, in each case, with or without cause at any time, by sending a written notice to such director and the Company’s Secretary stating the name of the director or directors whose resignation from the Board is requested (the “Removal Notice”). If the director subject to such Removal Notice does not resign within 30 days from receipt thereof by such director, Verlinvest, Michael Kirban and Ira Liran, as holder of common stock, the Company and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Company’s stockholders shall thereafter take all necessary action, including voting in accordance with the Investor Rights Agreement to cause the removal of such director from the Board (and such director shall only be removed by the parties to the Investor Rights Agreement in such manner as provided).
Director Nominee Agreement
Mr. Melloul, a director appointed by Verlinvest under the Investor Rights Agreement and strategic advisor to Verlinvest, previously entered into a nominee agreement with Verlinvest instructing the Company to pay all cash and equity compensation earned in connection with his board of director service to Verlinvest. Based on this nominee agreement, RSUs granted to Mr. Melloul are held by him as nominee for Verlinvest and, upon vesting of the RSUs, the shares are transferred to Verlinvest. The nominee agreement is primarily between Mr. Melloul and Verlinvest Beverages SA. The Company is a party to this arrangement solely to agree to the manner in which it would satisfy the compensation obligation to Mr. Melloul.
Director and Officer Indemnification
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related venture capital funds or other investment funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

The Vita Coco Company, Inc.	72	2025 Proxy Statement

Stockholders’ Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 250 Park Avenue South, 7th Floor, New York, New York 10003 in writing not later than December 24, 2025.
Stockholders intending to present a proposal at the 2026 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting of Stockholders no earlier than February 3, 2026 and no later than March 5, 2026. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 3, 2026, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the 90th day prior to the 2025 Annual Meeting or, if later, the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by us.
In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our Bylaws impose an earlier deadline for such notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our Bylaws in order to be timely delivered.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

The Vita Coco Company, Inc.	73	2025 Proxy Statement

Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

The Vita Coco Company, Inc.	74	2025 Proxy Statement

Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this Proxy Statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
In connection with our solicitation of proxies for our 2026 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

The Vita Coco Company, Inc.	75	2025 Proxy Statement

Vita Coco’s Annual Report
on Form 10-K
A copy of Vita Coco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 7, 2025 without charge upon written request addressed to:
The Vita Coco Company, Inc.
Attention: Secretary
250 Park Avenue South, 7th Floor
New York, New York 10003
A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our 2024 Annual Report at www.investors.thevitacococompany.com.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors
Alison Klein
General Counsel and Secretary
New York, New York
April 23, 2025

The Vita Coco Company, Inc.	76	2025 Proxy Statement
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE VITA COCO COMPANY, INC. 250 PARK AVENUE SOUTH, 7TH FLOOR NEW YORK, NY 10003 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/COCO2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THE VITA COCO COMPANY, INC. V73738-P26852 ! ! ! For All Withhold All For All Except ! !! ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: 01) Aishetu Fatima Dozie 02) Martin Roper 03) John Zupo 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2025. 3. Advisory vote on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Class I Directors Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: For Against Abstain SCAN TO VIEW MATERIALS & VOTEw

V73739-P26852 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com. THE VITA COCO COMPANY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 3, 2025 The undersigned hereby appoints Martin Roper (Chief Executive Officer) and Alison Klein (General Counsel and Secretary) (each a “Proxy,” and together, the “Proxies”), and each of them, with full power and substitution as Proxies to vote all the shares of common stock that the undersigned will be entitled to vote if present at the Annual Meeting of The Vita Coco Company, Inc. to be held at www.virtualshareholdermeeting.com/COCO2025 on June 3, 2025 at 9:00 a.m., Eastern Time, and at any continuation, postponement or adjournment thereof, as designated on the reverse side of this card. In their discretion, the Proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or any adjournments, continuations or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 AND PROPOSAL 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE